UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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NIKE, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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To Our Shareholders:
You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Thursday, September 17, 2015, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.
The meeting will consist of a brief presentation followed by the business items listed on the attached notice.
Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.
Sincerely,

Philip H. Knight
Chairman of the Board
July 27, 2015

Notice of Annual Meeting of Shareholders

September 17, 2015

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Thursday, September 17, 2015, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.     To elect a Board of Directors for the ensuing year.

2.     To approve executive compensation by an advisory vote.

3.     To amend the Articles of Incorporation to increase the number of authorized shares of common stock.

4.     To re-approve the Executive Performance Sharing Plan as amended.

5.     To approve the amended and restated Stock Incentive Plan.

6.     To consider a shareholder proposal as described in the accompanying proxy statement, if properly presented at the meeting.

7.     To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

8.     To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 20, 2015, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy, voter instruction card, or meeting notice for admission.

By Order of the Board of Directors,

John F. Coburn III Vice President and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on September 17, 2015. The proxy statement and NIKE, Inc.'s 2015 Annual Report to Shareholders is available electronically at www.investorvote.com or www.proxyvote.com, for registered and beneficial owners, respectively.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.

CORPORATE GOVERNANCE
Proxy Statement

Proxy Statement

We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. The Company expects to first provide notice and electronic delivery of this proxy statement and the enclosed proxy to shareholders on or about August 6, 2015. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to these materials electronically unless you elect otherwise.

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 17, 2015, and at any adjournment thereof (the “Annual Meeting”). Shareholders may submit a proxy via the Internet to vote at the Annual Meeting by following the instructions on the notice.

The Company will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies. Where no instructions are given, shares will be voted “FOR” the election of each of the named nominees for director (Proposal No. 1), “FOR” the proposal regarding an advisory vote to approve executive compensation (Proposal No. 2), "FOR" the amendment of the Articles of Incorporation to increase the number of authorized shares of common stock (Proposal No. 3), "FOR" the re-approval of the Executive Performance Sharing Plan as amended (Proposal No. 4), "FOR" the approval of the amended and restated Stock Incentive Plan (Proposal No. 5), "AGAINST" the shareholder proposal regarding political contributions disclosure (Proposal No. 6), and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm (Proposal No. 7).

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Vice President and Corporate Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

Voting Securities and Vote Required

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”) at the close of business on July 20, 2015 will be entitled to vote at the Annual Meeting. On that date, 177,457,876 shares of Class A Stock and 677,926,177 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.
Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting.
A majority of the votes entitled to be cast on Proposal No. 1, the election of directors, by each of Class A Stock and Class B Stock separately constitutes a quorum of Class A Stock and Class B Stock, respectively, for action on Proposal No. 1. The holders of Class A Stock and the holders of Class B Stock will vote separately on Proposal No. 1. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect four directors, and holders of Class A Stock, voting separately, will elect nine directors. Under Oregon law, if a quorum of each class of common stock is present at the meeting, the four director nominees who receive the greatest number of votes cast by holders of Class B Stock and the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock will be elected directors.
A majority of the votes entitled to be cast on Proposal Nos. 2, 4, 5, 6, and 7, by both Class A Stock and Class B Stock together constitutes a quorum for action on those proposals. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposal Nos. 2, 4, 5, 6, and 7. A majority of the votes entitled to be cast on Proposal 3 of each of the Class A Stock and Class B Stock separately will constitute a quorum for Proposal No. 3. Holders of Class A Stock and holders of Class B Stock will vote separately on Proposal No. 3. If a quorum is present at the meeting, Proposal Nos. 2, 3, 4, 5, 6, and 7 will be approved if the votes cast in favor of the proposal exceeds the votes cast against the proposal.
Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. Abstentions and broker non-votes are not included as votes cast and will not affect the outcome of any of the proposals.

CORPORATE GOVERNANCE
Board of Directors

The Board of Directors is currently composed of eleven independent directors and four directors who are not independent under the New York Stock Exchange (the "NYSE") listing rules. There were five meetings of the Board of Directors during fiscal 2015. During fiscal 2015, all but one director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. John R. Thompson, Jr. attended 60 percent of the meetings of the Board of Directors and committee (Corporate Responsibility and Sustainability) on which he served. Mr. Thompson was excused from two meetings due to illness and two meetings to attend the private funeral of legendary University of North Carolina at Chapel Hill basketball coach, Dean Smith, a dear friend of Mr. Thompson and endorser of NIKE. The Company encourages all directors to attend each annual meeting of shareholders, and all directors serving at the time of the 2014 Annual Meeting attended the 2014 Annual Meeting.

NIKE, INC.•2015 Notice of Annual Meeting 1

CORPORATE GOVERNANCE
Board of Directors

Board Committees

The Board’s current standing committees are an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility and Sustainability Committee, and an Executive Committee. The Board may also appoint other committees from time to time. Each standing committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s corporate website (http://investors.nike.com) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453.
The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling conflicts make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during fiscal 2015, but took action pursuant to written consent resolutions.
The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual audit of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, the Company’s policies concerning financial reporting and business practices, and the Company's information security and data protection procedures. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards and applicable regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the SEC.
The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the NYSE listing standards.
The Finance Committee reviews the Company's annual operating budget and recommends approval to the Board, considers long-term financing options, long-range tax, financial regulatory and foreign currency issues facing the Company, and management recommendations concerning capital deployment strategy, major capital expenditures and material acquisitions or divestitures.
The Corporate Responsibility and Sustainability Committee reviews significant strategies, activities and policies regarding sustainability (including labor practices), community impact and charitable activities, and makes recommendations to the Board of Directors.
The Compensation Committee evaluates the performance of the Chief Executive Officer ("CEO"), oversees the performance evaluations of our other Named Executive Officers, and recommends their compensation for approval by the independent members of the Board of Directors (other than the incentive compensation approved solely by the Compensation Committee as described below). The Compensation Committee also grants equity incentive awards under the NIKE, Inc. Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Committee also makes recommendations to the Board regarding other executive incentive compensation arrangements and profit sharing plan contributions. The Board has determined that each member of the Compensation Committee meets all applicable independence requirements under the NYSE listing standards.

The table below provides information regarding the current membership of each standing Board committee and meetings held during fiscal 2015:

NIKE, INC.•2015 Notice of Annual Meeting 2

CORPORATE GOVERNANCE
Board of Directors

Director Name	Audit	Compensation	Nominating and Corporate Governance	Corporate Responsibility	Finance	Executive
Elizabeth J. Comstock		✓			✓
John G. Connors	✓				✓
Timothy D. Cook		Chair	✓
John J. Donahoe			✓		✓
Alan B. Graf, Jr.	Chair		Chair
Douglas G. Houser*			✓	✓		✓
Philip H. Knight						Chair
Travis A. Knight**
John C. Lechleiter		✓		✓
Mark G. Parker						✓
Michelle A. Peluso	✓			✓
Johnathan A. Rodgers		✓		✓
Orin C. Smith*	✓				Chair
John R. Thompson, Jr.				✓
Phyllis M. Wise			✓	Chair
Meetings in Fiscal 2015	13	5	5	5	5	-
* Messrs. Houser and Smith will retire from the Board of Directors effective September 17, 2015.
** Mr. Travis Knight was elected to the Board of Directors effective June 30, 2015.

Director Independence

Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board affirmatively determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors have no material relationship with the Company and, therefore, are independent, except for Messrs. Philip Knight, Travis Knight, Parker, and Thompson. Mr. Philip Knight and Mr. Parker are executive officers of the Company. Mr. Travis Knight, appointed to the Board on June 30, 2015, is not independent pursuant to NYSE rules as he is Mr. Philip Knight's son. Mr. Thompson is not independent pursuant to NYSE rules, because the Company has a contract with his son, who is the head basketball coach at Georgetown University, to provide endorsement and consulting services to the Company, under which the Company paid him more than $120,000 during fiscal 2015.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Travis Knight was appointed to the Board of Directors on June 30, 2015. Travis Knight was identified for appointment to the Board in connection with the succession planning for our Board of Directors. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.
The Board of Directors has adopted qualification standards for the selection of non-management nominees for director, which can be found at our corporate website: http://investors.nike.com. As provided in these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of, other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities.
The Nominating and Corporate Governance Committee identifies qualified potential candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board has no policy regarding Board member diversity, the Nominating and Corporate Governance Committee considers and discusses diversity in selecting director nominees and in the re-nomination of an incumbent director. The Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry experience, among others. The Board believes that a variety and balance of perspectives on the Board can result in more thoughtful deliberations.

NIKE, INC.•2015 Notice of Annual Meeting 3

CORPORATE GOVERNANCE
Board of Directors

In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills, experience or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full Committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either appoint a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board.
It is the general policy of the Board that directors first elected after the fiscal year ended May 31, 1993 will not stand for re-election after reaching the age of 72. Messrs. Houser and Smith, who have served on the Board since 1970 and 2004, respectively, have announced their retirement and will not stand for re-election to the Board at the Annual Meeting.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors or with any individual director may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Board Leadership Structure

NIKE’s governance documents provide the Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. In 2004, the Board of Directors chose to separate the position of Chairman of the Board from the position of President and CEO, although this is not a permanent policy of the Board. The Chairman, Mr. Philip Knight, presides over meetings of the Board of Directors and shareholders. The President and CEO, Mr. Parker, is in charge of the general supervision, direction, and control of the business and affairs of the Company, subject to the overall direction and supervision of the Board of Directors and its committees.
Given the particular experience and tenure of Mr. Philip Knight and Mr. Parker, the Board believes this leadership structure is appropriate for the Company because it separates the leadership of the Board from the duties of day-to-day leadership of the Company. This structure permits Mr. Parker to primarily focus his time and attention to the business, while Mr. Philip Knight directs his attention to the broad strategic issues considered by the Board of Directors. Further, with his significant Company experience and ownership of Common Stock, Mr. Philip Knight is particularly well-suited as Chairman, helping to align the Board with the interests of shareholders. This structure works particularly well given the talent, experience and professional relationship of Messrs. Parker and Knight, but is not a permanent policy of the Board. Given the succession planning for the Board in general, and NIKE's co-founder and Chairman in particular, the Board may choose to re-evaluate this structure in the future.
The chairs of Board committees play an active role in the leadership structure of the Board. The Nominating and Corporate Governance Committee and the Board endeavor to select independent committee chairs who will provide strong leadership to guide the important work of the Board committees. Committee chairs work with the Company's senior executives to ensure the committees are discussing the key strategic risks and opportunities for the Company.
The Nominating and Corporate Governance Committee has determined that given the current separation of the positions of Chairman and CEO, and the strong leadership of experienced chairs of each of the Board committees, a lead director would not improve the effectiveness of the Board at this time. A presiding director is appointed to chair executive sessions of non-management directors (consisting of all directors other than Messrs. Philip Knight and Parker). The position of presiding director is rotated among the chairs of the various Board committees, other than the Executive Committee. The current presiding director at the executive sessions is Mr. Cook. Executive sessions are regularly scheduled and held at least once each year. For all of these reasons, the Board believes this leadership structure is optimal and has worked well for many years.

The Board’s Role in Risk Oversight

While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board of Directors takes an active role in the oversight of the management of critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of NIKE’s business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its strategic objectives.
The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. While the Audit Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in the committee charters. In particular:

NIKE, INC.•2015 Notice of Annual Meeting 4

CORPORATE GOVERNANCE
Board of Directors

•
The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, legal matters, information security, and data protection. The Committee oversees the internal audit function, reviews a risk-based plan of internal audits, and reviews a risk-based integrated audit of internal controls over financial reporting. The Committee meets separately with each of the Vice President of Corporate Audit, representatives of the independent registered public accountants, and senior management.

•	The Compensation Committee oversees risks and rewards associated with the Company’s compensation philosophy and programs, management succession plans, and executive development.

•
The Finance Committee oversees financial matters and risks relating to budgeting, investments, access to capital, capital deployment, acquisitions and divestitures, currency risk and hedging programs, and significant capital projects.

•
The Corporate Responsibility and Sustainability Committee oversees issues that involve reputational risk to the Company, including community engagement, and sustainability innovation relating to the Company's products, its supply chain, including labor practices, and the environment.

•
The Nominating and Corporate Governance Committee oversees risks associated with company governance, including NIKE’s code of business conduct and ethics, compliance programs, and the structure and performance of the Board and its committees.

Each committee chair works with the senior executive assigned to assist the committee to develop agendas for the year and for each meeting, paying particular attention to areas of business risk identified by management, Board members, internal and external auditors, and in their committee charter, and to schedule agenda topics, presentations, and discussions periodically regarding business risks within their area of responsibility. At meetings, the committees discuss areas of business risk, the potential impact, and management’s initiatives to manage business risk, often within the context of important business decisions. Through this process key business risk areas are reviewed at appropriate times, with some topics reviewed on several occasions throughout the year. At every Board meeting each committee chair provides a report to the full Board outlining its discussions and actions, including those affecting the oversight of various risks.
The Company believes its leadership structure, discussed in detail above, supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s corporate website (http://investors.nike.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to all of the Company’s employees and directors, including our chief executive officer, senior financial officers, and all other officers. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s corporate website: http://investors.nike.com.

Proposal 1	Election of Directors

A Board of 13 directors will be elected at the Annual Meeting. All of the nominees other than Mr. Travis Knight were elected at the 2014 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.
Mr. Alan B. Graf, Jr., Dr. John C. Lechleiter, Ms. Michelle A. Peluso, and Dr. Phyllis M. Wise are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board of Directors for election by the holders of Class A Stock.
Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the four director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.
The Bylaws and the Corporate Governance Guidelines of the Company provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.
Background information on the nominees as of July 20, 2015, including some of the attributes that led to their selection, appears below. The Nominating and Corporate Governance Committee has determined that each director meets the qualification standards described in the section entitled “Director Nominations” above. In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Nominees for Election by Class A Shareholders

NIKE, INC.•2015 Notice of Annual Meeting 5

CORPORATE GOVERNANCE
PROPOSAL 1

Elizabeth J. Comstock

Ms. Comstock, 54, a director since 2011, is CEO of the GE Business Innovation division and Chief Marketing Officer of General Electric Company (“GE”). Ms. Comstock oversees GE Lighting, GE Ventures, & Licensing and the sales marketing functions. At GE, she was appointed Vice President, Communications, NBC News Communications in 1994, Senior Vice President, NBC Corporate Communications in 1996, Vice President of Corporate Communications in 1998, Corporate Vice President and Chief Marketing Officer in 2003, President, NBC Universal Integrated Media in 2006, and Senior Vice President and Chief Marketing Officer in 2008. Prior to joining GE in 1994, Ms. Comstock held a succession of positions at NBC, CBS, and Turner Broadcasting. Ms. Comstock is a trustee of the Smithsonian’s Cooper-Hewitt National Design Museum. Ms. Comstock was selected to serve on the Board because her broad experience in, and understanding of, media, marketing and innovation aligns well with the Company’s business model, which involves a great deal of each.

John G. Connors

Mr. Connors, 56, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is currently a member of the board of directors of Splunk, Inc. and privately held companies Chef, Inc., Motif Investing, Inc., FiREapps, Inc., Xamarin, Inc., DataSphere Technologies, Inc., the Washington Policy Center, and the University of Washington Tyee Club. Mr. Connors was selected to serve on the Board because his experience and skills in accounting, financial leadership, venture capital, technology, and international operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

Timothy D. Cook

Mr. Cook, 54, a director since 2005, is the Chief Executive Officer of Apple, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as its Executive Vice President, Worldwide Sales and Operations and Chief Operating Officer. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment. Mr. Cook is currently a member of the Board of Directors of the National Football Foundation and Apple, Inc. Mr. Cook was selected to serve on the Board because his operational executive experience and his knowledge of technology, marketing, and international business allow him to provide the Board with valuable perspectives and insights.

NIKE, INC.•2015 Notice of Annual Meeting 6

CORPORATE GOVERNANCE

John J. Donahoe II

Mr. Donahoe, 55, a director since June 2014, is Chairman of PayPal Holdings, Inc. From 2008 through 2015, Mr. Donahoe served as President and Chief Executive Officer of eBay, Inc. ("eBay"), provider of the global eBay.com online marketplace and PayPal digital payments platform. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay's global e-Commerce businesses, and was appointed President and Chief Executive Officer in 2008. He has also served on eBay's Board of Directors since 2008. Prior to joining eBay, Mr. Donahoe was the CEO and Worldwide Managing Director of Bain & Company from 1999 to 2005, and a Managing Director from 1992 to 1999. Mr. Donahoe also serves on the Board of Directors of Intel Corporation and is a member of the President's Export Council. Mr. Donahoe was selected to serve on the Board because of his experience in executive and financial management, strategic planning, branding, technology, and digital commerce, which allow him to provide valued perspectives on each of these areas of the Company's business.

Philip H. Knight

Mr. Knight, 77, a director since 1968, is Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to December 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University. Mr. Knight led NIKE from a small partnership founded on a handshake to the world’s largest athletic footwear, apparel, and equipment company. He has extensive knowledge of and experience in Company operations, sports marketing, manufacturing, management, accounting, and financial matters, which make him uniquely qualified to serve as Chairman of the Board.

Travis A. Knight
Mr. Knight, 41, a director since June 2015, is the President and Chief Executive Officer of the animation studio, LAIKA, LLC, which specializes in feature-length films. He has been involved in all principal creative and business decisions at LAIKA since its founding in 2003, serving in successive management positions as Lead Animator, Vice President of Animation, and then as President and CEO in 2009. Mr, Knight has served as Producer and Lead Animator on Academy Award-nominated feature-length films The Boxtrolls (2014) and ParaNorman (2012, for which he won an Annie Award for Outstanding Achievement in Character Animation), and Lead Animator for Coraline (2009). Prior to his work at LAIKA, Mr. Knight held various animation positions at Will Vinton Studios from 1998 to 2002, as a stop-motion animator for television series, commercials, and network promotions. He has been recognized for his work on the Emmy Award-winning stop-motion animated television series The PJs. Mr. Knight serves on the Board of Directors of LAIKA, LLC. He is the son of NIKE Board Chairman Philip Knight.

NIKE, INC.•2015 Notice of Annual Meeting 7

CORPORATE GOVERNANCE
PROPOSAL 1

Mark G. Parker

Mr. Parker, 59, has been President and Chief Executive Officer and a director since 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of product development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001. He has extensive knowledge and experience regarding Company operations, sports marketing, manufacturing, research, design, development, and management, and is an effective leader of NIKE. His position as Chief Executive Officer makes his participation on the Board critical.

Johnathan A. Rodgers

Mr. Rodgers, 69, a director since 2006, is a retired broadcast and cable television executive. Mr. Rodgers retired as the founding President and Chief Executive Officer of TV One, LLC in July 2011. Prior to joining TV One, LLC in March 2003, Mr. Rodgers was President of the Discovery Networks from 1996 to 2003. Prior to his work at Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations Division and CBS News Executive Producer. Mr. Rodgers is currently a member of the Board of Directors of Comcast Corporation. Mr. Rodgers previously served as a director of Procter & Gamble. Mr. Rodgers has been inducted into both the Advertising Hall of Fame and the Broadcasting and Cable Hall of Fame. Mr. Rodgers was selected to serve on the Board because his experience and knowledge in media, broadcasting, and telecommunications, his skills in executive leadership, and his knowledge of multicultural media allows him to provide valuable insights to the Board regarding corporate responsibility, diversity, compensation, and marketing.

John R. Thompson, Jr.

Mr. Thompson, 73, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosted a sports radio talk show in Washington, D.C. for 13 years, and he is a nationally broadcast sports analyst for Turner Network Television (TNT) and Dial Global, Inc. He serves as Assistant to the President of Georgetown University for Urban Affairs, and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors. Mr. Thompson has honorary doctorate degrees from Wheeling Jesuit University, Georgetown University, University of the District of Columbia, and St. Peter's College. Mr. Thompson was selected to serve on the Board because his extensive experience and knowledge of education, college and professional sports, media, broadcasting, and knowledge of urban issues allow him to provide valuable insights to the Board regarding sports marketing, corporate responsibility and diversity.

Board Recommendation

The Board of Directors recommends that the Class A Shareholders vote FOR the election of nominees above to the Board of Directors.

NIKE, INC.•2015 Notice of Annual Meeting 8

CORPORATE GOVERNANCE

Nominees for Election by Class B Shareholders

Alan B. Graf, Jr.

Mr. Graf, 61, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He previously served on the boards of directors of Kimball International Inc., Storage USA, Inc. and Arkwright Mutual Insurance Co., and he is currently a director of Mid-America Apartment Communities, Inc., Methodist Le Bonheur Healthcare, and the Indiana University Foundation. Mr. Graf was selected to serve on the Board because his experience and skills in auditing, accounting, financial management, executive leadership, and international operations enable him to effectively lead NIKE’s Audit Committee, serving as its Chair and financial expert, and the Nominating and Corporate Governance Committee.

John C. Lechleiter

Dr. Lechleiter, 61, a director since 2009, is Chairman of the Board, President, and Chief Executive Officer of Eli Lilly and Company (“Lilly”). He has served as President and Chief Executive Officer since April 1, 2008. He has been a member of Lilly’s Board of Directors since 2005 and was named Chairman on January 1, 2009. Dr. Lechleiter began work at Lilly as a senior organic chemist in Lilly’s process research and development division in 1979. He is a member of the American Chemical Society and Business Roundtable. He serves on the board of Pharmaceutical Research and Manufacturers of America. He also serves as Chairman of the U.S. Japan Business Council and of United Way Worldwide, and on the boards of the Life Sciences Foundation, the Central Indiana Corporate Partnership, and Ford Motor Company. Dr. Lechleiter was selected to serve on NIKE’s Board because his operational executive experience and his knowledge of science, marketing, management, and international business allow him to provide the Board with significant contributions in those strategic areas.

Michelle A. Peluso

Ms. Peluso, 43, a director since April 2014, is Chief Executive Officer of online shopping destination Gilt. Prior to joining Gilt in 2013, she served as Global Consumer Chief Marketing and Internet Officer of Citigroup Inc. from 2009 to 2013, and from 2002 to 2009, Ms. Peluso held senior management positions at Travelocity.com LP, being appointed Chief Operating Officer in 2003, and President and Chief Executive Officer in December 2003. Prior to joining Travelocity, in 1999 she founded Site59, an online travel site, serving as its Chief Executive Officer until its acquisition by Travelocity in 2002. Ms. Peluso has been a director of Gilt since 2009, and was also a director of OpenTable, Inc. from 2008 to 2012. Ms. Peluso was selected to serve on the Board because of her extensive experience in, and understanding of, online retail, marketing, branding, and digital connections with consumers, which are integral components of the Company's growth strategy.

NIKE, INC.•2015 Notice of Annual Meeting 9

CORPORATE GOVERNANCE
PROPOSAL 1

Phyllis M. Wise

Dr. Wise, 70, a director since 2009, is Chancellor of the University of Illinois, at Urbana-Champaign. She joined the University of Maryland School of Medicine as an assistant professor in 1976, was appointed associate professor in 1982, and professor in 1987. Dr. Wise was appointed a professor and chair of the department of physiology at the University of Kentucky in 1993, and was appointed dean of the division of biological sciences and distinguished professor of neurobiology at the University of California-Davis in 2002. In 2005, she was appointed Provost and Vice President for Academic Affairs at the University of Washington, and served as Provost and Executive Vice President from 2007 to 2010, and interim President until July 2011, where she was also professor of physiology and biophysics, biology, and obstetrics and gynecology. During her tenure, she led the establishment of the College of the Environment, the mission of which is to provide solutions to developing a sustainable healthy environment through research and teaching. Dr. Wise has a doctorate in zoology from the University of Michigan and an honorary doctorate from Swarthmore College, and she is an elected member of the Institute of Medicine and the American Academy of Arts and Sciences. Dr. Wise is currently a member of the Board of Directors of RAND Health and the Robert Wood Johnson Foundation Board of Directors, as well as the Busey Bank Board of Directors. Dr. Wise was selected to serve on the Board because her extensive experience in medical science, health, higher education, and societal issues allow her to provide valuable contributions to the Board’s deliberations of strategic importance.

Board Recommendation

The Board of Directors recommends that the Class B Shareholders vote FOR the election of nominees above to the Board of Directors.

Director Compensation for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Award (1) ($)	Option Awards (2)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation (4) ($)	Total ($)
Elizabeth J. Comstock	85,000	160,005	—	—	1,093	246,098
John G. Connors	90,000	160,005	—	—	21,093	271,098
Timothy D. Cook	95,000	160,005	—	—	21,093	276,098
John J. Donahoe II (5)	80,842	320,060	—		17,786	418,688
Alan B. Graf, Jr.	115,000	160,005	—	—	1,093	276,098
Douglas G. Houser	85,000	160,005	16,430	5,760	21,093	288,288
John C. Lechleiter	85,000	160,005	—	—	21,093	266,098
Michelle A. Peluso	90,000	160,005	—	—	21,262	271,267
Johnathan A. Rodgers	85,000	160,005	—	—	16,093	261,098
Orin C. Smith	100,000	160,005	—	—	21,093	281,098
John R. Thompson, Jr.	67,000	160,005	—	—	44,234	271,239
Phyllis M. Wise	95,000	160,005	—	—	21,093	276,098

(1)
Represents the grant date fair value of restricted stock awards granted in fiscal 2015 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date. As of May 31, 2015, non-employee directors held the following numbers of shares of unvested restricted stock: Ms. Comstock, 1,952; Mr. Connors, 1,952; Mr. Cook, 1,952; Mr. Donahoe, 4,068; Mr. Graf, 1,952; Mr. Houser, 1,952; Dr. Lechleiter, 1,952; Ms. Peluso, 1,952; Mr. Rodgers, 1,952; Mr. Smith, 1,952; Mr. Thompson, 1,952; and Dr. Wise, 1,952.

(2)
Represents the grant date fair value of annual director options granted in fiscal 2015 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. On September 18, 2014, Mr. Houser was granted an option for 1,000 shares with an exercise price of $81.97 per share. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2015. As of May 31, 2015, non-employee directors held outstanding options for the following numbers of shares of our Class B Stock: Ms. Comstock, 45,000; Mr. Connors, 45,000; Mr. Cook, 85,000; Mr. Graf, 33,000; Mr. Houser, 53,000; Dr. Lechleiter, 63,000; Mr. Rodgers, 89,000; Mr. Smith, 45,000; Mr. Thompson, 21,000; and Dr. Wise, 55,000.

NIKE, INC.•2015 Notice of Annual Meeting 10

CORPORATE GOVERNANCE

(3)
Represents above-market earnings credited during fiscal 2015 to the account of Mr. Houser under our prior Executive Deferred Compensation Plan adopted in 1983 (the “1983 DCP”). While deferrals under the 1983 DCP were discontinued in 1990, earnings have continued to accrue on the 1983 DCP account balances. Under the terms of the 1983 DCP, Mr. Houser received a guaranteed return equal to the current monthly rate of Moody’s seasoned corporate bonds index, plus 4%, which paid an average interest rate of 8.18% in fiscal 2015.

(4)
Includes medical and life insurance premiums paid by us of $23,141 for Mr. Thompson. Also includes matched contributions to charities in the following amounts: Messrs Connors, Cook, Houser, Smith, Thompson, and Dr. Lechleiter, $20,000; Mr. Donahoe, $15,000; Ms. Peluso, $17,920; Mr. Rodgers, $15,000; and Dr. Wise, $20,000. Also includes dividends paid on restricted stock in the following amounts: $1,093 for Ms. Comstock, Messrs. Connors, Cook, Graf, Houser, Rodgers, Smith, and Thompson, and Drs. Lechleiter and Wise; $2,786 for Mr. Donahoe; and $3,342 for Ms. Peluso.

(5)
Mr. Donahoe was appointed to the Board of Directors on June 19, 2014. In addition to the items described above, his compensation includes an initial restricted stock award valued at $160,054 and a pro-rated retainer fee of $80,842 for Board service in fiscal 2015.

Director Fees and Arrangements

Effective for fiscal 2015, we changed the annual equity award included in our standard director compensation program by replacing the option to purchase 7,000 shares of our Class B Stock with a restricted stock award valued at $160,000 on the date of grant. We made the changes to our director equity awards to maintain the competitiveness of NIKE’s director compensation program and to reinforce our directors’ ability to meet our stock ownership guidelines described below. All other components of our standard director compensation program remained unchanged.
Commencing with fiscal 2015, non-employee directors annually receive:

•	An annual retainer of $85,000 per year.

•
A restricted stock award valued at $160,000 on the date of grant, generally, the date of each annual meeting of shareholders. The restricted stock award is subject to forfeiture in the event that service as a director terminates prior to the next annual meeting.

•	For chairs of board committees (other than the Executive Committee), an annual retainer of $10,000 for each committee chaired ($15,000 for the chair of the Audit Committee).

•	For Audit Committee members, an additional annual retainer of $5,000 per year.

•	Payment or reimbursement of travel and other expenses incurred in attending board meetings.

•
Matching charitable contributions under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually.

•	If a director does not attend 75% of the total fiscal year board and committee meetings, the fourth quarter payment of the annual retainers is forfeited.

Mses. Comstock and Peluso, Messrs. Connors, Cook, Donahoe, Graf, Travis Knight, Rodgers and Smith, and Drs. Lechleiter and Wise participate in our standard director compensation program.

Mr. Houser also participates in our standard program, except that, in exchange for electing in fiscal 2000 to participate in the standard program when it was first instituted, he receives an annual option to purchase 1,000 shares of our Class B Stock, in addition to his restricted stock award.
Mr. Thompson does not participate in our standard director compensation program. Pursuant to his election made in fiscal 2000, Mr. Thompson receives an annual retainer of $67,000 per year (instead of the $85,000 annual retainer fee paid under our standard program). Pursuant to his election, Mr. Thompson also receives medical insurance and $500,000 of life insurance coverage paid for by the Company. Additionally, on the date of each annual meeting of shareholders, Mr. Thompson receives an annual restricted stock award valued at $160,000 on the date of grant on the same terms as apply to the restricted stock awards granted pursuant to our standard program. Although Mr. Thompson attended less than 75% of the total meetings in fiscal 2015, the Board elected to waive the forfeiture of the fourth quarter retainer as his absences were excused due to reasons described earlier on page 1.
Mr. Philip Knight, as the Chairman of our Board of Directors, is one of our executive officers, but is not a Named Executive Officer. Mr. Philip Knight does not receive any additional compensation for services provided as a director.

Effective April 17, 2014, we also changed the initial equity award included in our standard director compensation program. Upon election to the Board, a newly appointed non-employee director is now granted a restricted stock award valued at $160,000 on the date of grant. The restricted stock award is subject to forfeiture in the event that service as a director terminates prior to the first anniversary of the grant. Prior to April 17, 2014, newly appointed non-employee directors received initial awards of stock options to purchase 7,000 shares of our Class B Stock.

Mr. Travis Knight was appointed to our Board of Directors on June 30, 2015. In connection with his appointment and consistent with the standard director compensation program described above, Mr. Travis Knight was granted an initial equity award of restricted stock valued at $160,000 on June 30, 2015. Mr. Travis Knight will participate in the standard director compensation program.

Stock Ownership Guidelines for Directors
On June 20, 2013, the Board of Directors adopted stock ownership guidelines for all non-management directors. Under these guidelines, directors are required to hold NIKE stock valued at five times their annual cash retainer. Directors elected prior to June 20, 2013 are required to attain these ownership levels by June 20, 2018 and new directors within five years of their election to the Board.

NIKE, INC.•2015 Notice of Annual Meeting 11

CORPORATE GOVERNANCE
PROPOSAL 1

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2015” below. In addition, in fiscal 2000, Messrs. Houser and Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for their waiver of rights to future payments under a former non-employee director retirement program. The Class B Stock credited to these directors’ accounts is distributed to them upon their retirement from the Board, and the accounts are credited with quarterly dividends until distributed.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of June 30, 2015, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Executive Officers”), and (iv) all nominees, Named Executive Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the SEC to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Philip Knight and for all directors and officers as a group. In addition, unless otherwise indicated, all persons named below can be reached at c/o John F. Coburn III, Vice President and Corporate Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
Elizabeth J. Comstock	Class B	46,952	(3)	—
John G. Connors	Class B	59,872	(3)	—
Timothy D. Cook	Class B	86,952	(3)	—
John J. Donahoe II	Class B	4,068		—
Alan B. Graf, Jr	Class B	121,767	(3)	—
Douglas G. Houser	Class B	385,467	(3)(4)	—
Philip H. Knight	Class A	17,369,030	(5)	9.8%
One Bowerman Drive, Beaverton, Oregon 97005	Class B	17,384,510	(5)	2.5%
Travis A. Knight	Class B	4,682
John C. Lechleiter	Class B	72,452	(3)	—
Mark G. Parker (6)	Class B	2,820,898	(3)(7)	0.4%
Michelle A. Peluso	Class B	4,114		—
Johnathan A. Rodgers	Class B	90,952	(3)	—
Orin C. Smith	Class B	52,352	(3)	—
John R. Thompson, Jr	Class B	54,965	(3)(4)	—
Phyllis M. Wise	Class B	56,952	(3)	—
Donald W. Blair (6)	Class B	600,199	(3)(7)	0.1%
Trevor A. Edwards (6)	Class B	1,042,570	(3)(7)	0.2%
Eric D. Sprunk (6)	Class B	569,211	(3)(7)	0.1%
Jeanne P. Jackson (6)	Class B	369,931	(3)(7)	—
Sojitz Corporation of America
1211 S.W. 5th Ave, Pacwest Center, Ste. 2220, Portland, OR 97204	Preferred (8)	300,000		100.0%
Swoosh, LLC	Class A	128,500,000	(9)	72.4%
One Bowerman Drive, Beaverton, OR 97005	Class B	128,500,000		16.0%
The Vanguard Group
100 Vanguard Blvd., Malvern, PA 19355	Class B	40,786,952	(10)	6.1%
BlackRock, Inc.
40 East 57th Street, New York, NY 10022	Class B	36,645,620	(11)	5.4%
All directors and executive officers as a group (22 persons)	Class A	17,369,030		9.8%
	Class B	25,016,410	(3)	3.7%

(1)
A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

NIKE, INC.•2015 Notice of Annual Meeting 12

CORPORATE GOVERNANCE

(3)
These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after June 30, 2015, the following numbers of shares: 45,000 shares for Ms. Comstock, 45,000 shares for Mr. Connors, 85,000 shares for Mr. Cook, 33,000 shares for Mr. Graf, 52,000 shares for Mr. Houser, 63,000 shares for Dr. Lechleiter, 2,371,250 shares for Mr. Parker, 89,000 shares for Mr. Rodgers, 45,000 shares for Mr. Smith, 21,000 shares for Mr. Thompson, 55,000 shares for Dr. Wise, 446,250 shares for Mr. Blair, 876,845 shares for Mr. Edwards, 540,684 shares for Mr. Sprunk, 346,250 shares for Ms. Jackson, and 6,200,154 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 20,767 for Mr. Houser, and 16,013 for Mr. Thompson.

(5)
Does not include: (a) 260,896 shares of Class A Stock that are owned by Mr. Philip Knight’s spouse, (b) 15,978,151 shares of Class A Stock held by four grantor annuity trusts for the benefit of Mr. Philip Knight’s children, (c) 1,880,290 shares of Class B Stock held by the Knight Foundation, a charitable foundation in which Mr. Philip Knight and his spouse are directors, (d) 1,237,928 shares of Class B Stock held by Jasper Ridge Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Philip Knight is a limited partner. Mr. Philip Knight has disclaimed ownership of all such shares, and (e) 128,500,000 shares of Class A Stock that are owned by Swoosh, LLC, a limited liability company in which Mr. Philip Knight is a director.

(6)	Named executive officer listed in the Summary Compensation Table.

(7)
Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Edwards, Sprunk, and Ms. Jackson in the amounts of 17,266, 5,833, 9,127, 563 and 843 shares, respectively.

(8)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(9)	Information provided as of June 30, 2015 in Schedule 13D filed by the shareholder.

(10)	Information provided as of February 9, 2015 in Schedule 13G filed by the shareholder.

(11)	Information provided as of February 9, 2015 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2015 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

Transactions with Related Persons

Mr. Howard S. Slusher, the father of John Slusher, Executive Vice President of Sports Marketing, and the Company are parties to a Consulting Agreement pursuant to which Howard Slusher manages the planning, design, and construction of new buildings at, and improvements to, NIKE's World Headquarters. Howard Slusher was selected due to his deep history and experience with the Company, as he has managed several significant construction projects for the Company, including the original World Headquarters construction and later expansions. In addition, Howard Slusher's previous engagement with the Company garnered the trust of management and makes him uniquely qualified to oversee the project. During fiscal 2015, the Company paid Howard Slusher $2,825,000 for these services.
Pursuant to the terms of a past consulting agreement with the Company, the Company agreed to pay for health and life insurance policies for Howard Slusher following expiration of the agreement. During fiscal 2015, the Company paid $129,160 for health and life insurance premiums.
Three of Mr. Parker’s siblings, each with over 25 years of service to the Company, were employed by the Company in non-executive roles in fiscal 2015. Ann Parker was an Executive Talent Scout, Bob Parker was a Marketplace Director, and Stephen Parker held Vice President roles with Converse. During fiscal 2015, the Company paid aggregate compensation to each of Ann Parker, Bob Parker and Stephen Parker in the amounts of $313,398, $387,434, and $540,582, respectively, comprising salary, bonuses, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, profit sharing and matching contributions to Company-sponsored retirement plans. The compensation and benefits received by each of Mr. Parker's siblings were consistent with compensation paid to other employees holding similar positions.
Mr. Thompson’s son, John Thompson III, head basketball coach at Georgetown University, and the Company are parties to a contract pursuant to which Mr. Thompson III provides certain endorsement and consulting services to the Company. The terms of this agreement, effective August 2014 through August 2019, provide for annual base compensation of $200,000, and up to $112,000 per year of product and merchandise, for use by him, the basketball staff and team. In addition, there are annual incentive payments based upon his team's performance of up to $100,000.
The Company’s written policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person that would be required to be reported under Item 404(a) of Regulation S-K, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company.

NIKE, INC.•2015 Notice of Annual Meeting 13

CORPORATE GOVERNANCE
PROPOSAL 1

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during fiscal 2015 were Timothy D. Cook, Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers. The Committee is composed solely of independent, non-employee directors. No member of the Compensation Committee has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during fiscal 2015.

NIKE, INC.•2015 Notice of Annual Meeting 14

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as Named Executive Officers in the Summary Compensation Table on page 26. The Named Executive Officers for fiscal 2015 were:

•	Mark G. Parker, President and Chief Executive Officer

•	Donald W. Blair, Executive Vice President and Chief Financial Officer

•	Trevor A. Edwards, President, NIKE Brand

•	Eric D. Sprunk, Chief Operating Officer

•	Jeanne P. Jackson, President, Product and Merchandising

On February 12, 2015, the Company announced Mr. Blair will retire in October 2015. As part of a planned transition, Mr. Blair will remain Executive Vice President and Chief Financial Officer through July 31, 2015, and will remain with the company through October 31, 2015 in support of the transition.  Effective August 1, 2015, Mr. Blair will be succeeded by Andrew Campion, currently our Senior Vice President, Finance, Strategy and Investor Relations.
The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Timothy D. Cook (Chairman), Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable NYSE listing standards.
Our executive compensation program, similar to our non-executive compensation programs, is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder value. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation.

Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don't Do
✓ Base a majority of total compensation on performance and retention incentives
✓ Set annual and long-term incentive targets based on clearly disclosed, objective performance measures
✓ Mitigate undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy
✓ Require executive officers and non-employee directors to hold NIKE stock through published stock ownership guidelines
✓ Vest equity awards over time to promote retention
✓ Provide double-trigger change-in-control equity acceleration
✓ Require executive officers and directors to obtain pre-approval to pledge NIKE stock
✓ Conduct annual “say-on-pay” advisory votes

✗ Retirement acceleration for restricted stock or restricted stock units (RSUs)
✗ Dividends or dividend equivalents on unearned RSUs
✗ Repricing of options without shareholder approval
✗ Hedging transactions or short sales by executive officers or directors
✗ Significant perquisites
✗ Tax gross-ups for perquisites
✗ Pension or supplemental executive retirement plan (SERP)
✗ Employment contracts
✗ Cash-based change-in-control benefits
✗ Excise tax gross-ups upon change of control

Consideration of Say-on-Pay Vote Results

NIKE, INC.•2015 Notice of Annual Meeting 15

COMPENSATION DISCUSSION AND ANALYSIS

The non-binding advisory proposal regarding compensation of the Named Executive Officers submitted to shareholders at our 2014 Annual Meeting was approved by over 98% of the votes cast. The Committee believes this favorable outcome conveyed our shareholders' support of our executive compensation program and the Committee's decisions. After considering the shareholder vote and other factors in its annual review of our total executive compensation programs, the Committee made no material changes in the structure of our compensation programs. The Committee will continue to consider the outcome of the Company's say-on-pay votes when conducting its regular practice of evaluating the program and making future compensation decisions for the Named Executive Officers.

Financial Highlights under Incentive Plans
NIKE delivered strong performance in fiscal 2015. The charts below set forth certain key financial results that were used in determining payouts under our incentive compensation plans for fiscal 2015. The measures below are based on NIKE's comparable publicly reported financial results, but may differ based on plan terms, including adjustments to account for the divestitures of the Cole Haan and Umbro businesses in fiscal 2013, as described in the footnotes to the charts below and in “Elements of our Compensation Program.”

1 Revenues and EPS exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and any amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE. The Cole Haan and Umbro businesses were divested February 1, 2013 and November 30, 2012, respectively.
2 Pre-tax income excludes all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and any amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE.

Executive Compensation Highlights
The total compensation for each of the Named Executive Officers is shown in the Summary Compensation Table on page 26. While we describe executive compensation in greater detail throughout this Compensation Discussion and Analysis, actions the Committee took in fiscal 2015 are highlighted below:

•
Base Salary. Based on the recommendation by the Committee, which was approved by the independent members of the Board, base salaries remained the same as it was determined that they were appropriately aligned with the market.

•
Performance-Based Annual Incentive Plan. Target awards remained the same, except in the case of Mr. Parker, who received a target increase from 170% to 180% of base salary. The Committee established an increased target award for Mr. Parker to align with market. Based on financial performance goals set by the Committee in June 2014 and actual performance results, each executive officer's bonus for fiscal 2015 was paid out at 145.03% of target.

•
Performance-Based Long-Term Incentive Plan. The target awards for the fiscal 2015-2017 performance period remained the same. Based on long-term financial performance goals set by the Committee in June 2012 and actual performance results, each executive officer received a payout for the fiscal 2013-2015 performance period of 120.16% of target.

•
Stock Options. Annual awards remained the same, except in the case of Messrs. Edwards and Sprunk, who each received 80,000 shares compared to 75,000 shares in the prior year. Each award vests equally over four years.

•	Restricted Stock. Annual awards remained the same. Each award vests equally over three years.

•
Peer Group. For purposes of setting executive compensation in fiscal 2015, eBay Inc., Kohl's Corp., and Mondelez International, Inc. were added to our peer group, and General Mills Inc. and J.C. Penney Company Inc. were removed.

Fiscal 2016 CEO Performance-Based Retention Award

NIKE, INC.•2015 Notice of Annual Meeting 16

COMPENSATION DISCUSSION AND ANALYSIS

In view of the Company’s strong performance under Mr. Parker’s leadership and to provide an incentive for Mr. Parker to stay for at least the next five years, on June 30, 2015, the Committee granted to Mr. Parker the opportunity to earn a restricted stock unit (“RSU”) award with a target value of $30,000,000, representing 277,727 shares of our Class B Stock based on the closing price on the grant date. 60% of the award’s maximum value is based on the Company’s performance, and also will not be earned unless Mr. Parker remains employed with the Company through a five-year vesting period ending on June 30, 2020. 40% of the award is subject only to time vesting and will be earned if Mr. Parker remains employed with the Company through June 30, 2020. The Committee views the award as a long-term retention incentive for compensation over the five-year vesting and performance periods and not solely as compensation for fiscal 2016. The terms of Mr. Parker’s award are further described in “Restricted Stock Unit (RSU) Retention Awards.”

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) evaluates the performance of the CEO against goals and objectives set by the Committee. Based on the evaluation, the Committee Chair discusses the CEO's performance and recommended compensation with the independent members of the Board of Directors. The CEO's base salary and the base salaries of the other Named Executive Officers are approved by the independent members of the Board of Directors based on the Committee's recommendation. The Committee has sole responsibility for all other elements of Named Executive Officer compensation. The Committee also oversees the performance evaluation of those officers and the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Timothy D. Cook (Chairman), Elizabeth J. Comstock, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable NYSE listing standards. The Committee operates pursuant to a written charter that is available on our website at: http://investors.nike.com.
Each year, the Committee reviews our executive total compensation program to ensure it continues to reflect the Committee's commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. Similar to our non-executive compensation programs, the program has been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short-and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. This is done much in the same way our human resources staff designs our non-executive compensation programs, to ensure they are market competitive, offer performance-based financial incentives, and provide opportunities to share in total Company success through competitive benefits, stock purchase discount programs, and broad-based profit sharing. In conducting its annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains independent compensation consulting firms to provide surveys and reports containing competitive market data. These consultants do not formulate executive compensation strategies for NIKE or recommend individual executive compensation. The human resources staff uses the surveys and reports to make recommendations to the Committee concerning executive compensation. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation. The Committee has the authority, in its sole discretion, to retain compensation consultants to assist the Committee in evaluating the compensation of executive officers, but chose to not retain any such consultants in fiscal 2015, with the exception as described below.
In June 2015, the Committee retained Mercer (a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), a well-recognized employee benefits and compensation consulting firm, as its independent compensation consultant for the purpose of providing an objective analysis of, and counsel on, a retention award for Mr. Parker that would include specific performance criteria. Mercer evaluated management’s analysis and proposal for the award, including reasonableness of the business case, size of the award, performance metrics, performance period, terms and conditions, and governance considerations, and reviewed their findings with the Committee.
In connection with its engagement of Mercer, the Committee considered various factors bearing upon Mercer’s independence, including the factors specified in Section 303A.05(c) of the NYSE Listed Company Manual, and determined that Mercer was independent and that its engagement did not present any conflicts of interest. Mercer also determined that it was independent from management and confirmed this in a written statement delivered to the Committee. The fees for Mercer’s engagement by the Committee were $44,423. In addition, Mercer provided certain services to the Company during fiscal 2015 at the request of management consisting of information regarding our Stock Incentive Plan and employee benefits consulting services, inclusive of compensation and benefits surveys. The fees for such additional services were approximately $83,920 and $2,744,403, respectively.

Use of Market Survey Data

To help establish competitive ranges of base salary, incentive compensation opportunities, and target total compensation for the purpose of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Aon Hewitt Associates and Towers Watson. We consider market survey data from a peer group of companies which have similar revenue size, have similar products or markets, or reflect the companies with which we compete for executive talent. In addition, we consider market data across many industries, focusing on companies with revenues of $10 billion or more.
In November 2013, we conducted our regular periodic review of our peer group. In reviewing the factors described above, we determined that for purposes of setting executive compensation for fiscal 2015, the peer group should be refined to include eBay Inc., Kohl's Corp., and Mondelez International, Inc. and to remove General Mills Inc. and J.C. Penney Company Inc. The fiscal 2015 peer group was:

NIKE, INC.•2015 Notice of Annual Meeting 17

COMPENSATION DISCUSSION AND ANALYSIS

Company	Reported Fiscal Year	Revenue (in millions)
The Coca-Cola Company	12/14	$45,998.0
Colgate-Palmolive Company	12/14	17,277.0
eBay, Inc.	12/14	17,902.0
FedEx Corp.	05/15	47,453.0
Gap Inc.	01/15	16,435.0
Google Inc.	12/14	66,001.0
Kellogg Co.	12/14	14,580.0
Kimberly-Clark Corporation	12/14	19,724.0
Kohl's Corp.	01/15	19,023.0
Limited Brands Inc.	01/15	11,454.1
Macy’s, Inc.	01/15	28,105.0
McDonald’s Corporation	12/14	27,441.3
Mondelez International, Inc.	12/14	34,244.0
PepsiCo, Inc.	12/14	66,683.0
Starbucks Corp.	09/14	16,447.8
Time Warner Inc.	12/14	27,359.0
The Walt Disney Company	09/14	48,813.0

The surveys that our human resources staff reviews show percentile compensation levels for various executive positions with comparable job responsibilities. The staff also analyzes market data regarding compensation mix among base salary, annual incentive and long-term incentives such as performance-based cash awards, stock options, restricted stock and restricted stock unit awards. The Committee reviews this mix analysis when evaluating the separate compensation elements for each executive. The Committee does not endeavor to set executive compensation at or near any particular percentile, and it considers target total compensation to be competitive if it is generally within a reasonable range of the market median. Market data is one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual's performance, expectations regarding the individual's future potential contributions, succession planning and retention strategies, budget considerations, and the Company's performance.

Objectives and Elements of Our Compensation Program

As noted in the Executive Summary, our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder value. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation. Our program consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive cash bonus based on Company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of performance-based cash incentives and equity, including:

◦	Performance-based long-term incentive cash awards based on Company financial results to encourage attainment of long-term Company financial objectives

◦	Stock options to align the interests of executives with those of shareholders

◦	Restricted stock awards and restricted stock unit retention awards to provide incentives consistent with driving shareholder value, and to provide strong retention incentives

•	Benefits

◦	Profit sharing contributions to defined contribution retirement plans

◦	Post-termination payments under non-competition agreements

◦
Executives are generally eligible for the same competitive benefits as other employees in the United States, including medical, dental, and vision insurance, paid time off, 401(k) plan, and Company-provided life and disability insurance. Employees outside of the United States are offered locally competitive benefits.

◦	Employee Stock Purchase Plan

NIKE, INC.•2015 Notice of Annual Meeting 18

COMPENSATION DISCUSSION AND ANALYSIS

In determining the award levels for each of the elements in our total compensation program, our philosophy is to "pay for performance." As a result, we place relatively greater emphasis on the incentive components of compensation (annual incentive award, performance-based long-term cash incentive award, and stock options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder value. This is balanced with retention incentives provided by base salary, restricted stock awards, and restricted stock unit awards.
We look to the experience and judgment of the Committee to determine what it believes to be the appropriate target compensation mix for each Named Executive Officer. We do not apply fixed ratios or formulas, or rely solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive's position in the Company, individual past performance, expectations for future performance, experience in the position, any recent or anticipated changes in the individual's responsibilities, internal pay equity for comparable positions, and retention incentives for succession planning. As shown in the charts below, incentive components accounted for 90% of the CEO's target compensation and approximately 81% of the other Named Executive Officers' target compensation in fiscal 2015.

Elements of Our Compensation Program

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff follows a similar process to how they evaluate non-executive base salary levels. We consider the individual's performance in the prior year, expectations regarding the individual's future performance, experience in the position, any recent or anticipated changes in the individual's responsibilities, internal pay equity for comparable positions, succession planning strategies, our annual salary budget, other elements of the individual's compensation, and the market data described in “Use of Market Survey Data.” The Committee reviews these factors each year and adjusts base salary levels to ensure that we are appropriately rewarding performance.
The Committee generally reviews base salaries of the Named Executive Officers annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the salary review in June 2014, the Committee recommended, and the independent members of the Board approved, maintaining the base salaries for Messrs. Parker, Blair, Edwards, and Sprunk and Ms. Jackson at $1,550,000, $850,000, $935,000, $935,000, and $885,000, respectively, based on the determination that the base salaries were appropriately aligned with comparable positions in the market.
In setting a Named Executive Officer's overall compensation package, the Committee places a relatively greater emphasis on the incentive components of compensation described below.

Performance-Based Annual Incentive Bonus

Annual awards are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for awards is simple and applies to all global employees who are eligible to share in the Company's success through incentive bonuses: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year against a target based on the Company's annual financial objective, as measured by income before income taxes (“PTI”), excluding the effect of any acquisitions, divestitures or accounting changes. The Committee selected PTI as the performance measure as it aligns with the Company's operational financial targets for the individual fiscal year. By focusing

NIKE, INC.•2015 Notice of Annual Meeting 19

COMPENSATION DISCUSSION AND ANALYSIS

on driving strong operational performance each year, the plan supports our goal of delivering sustainable, profitable growth. The Committee retains the discretion to reduce or eliminate PSP award payouts based on individual or Company performance. Basing our annual incentive award program for all executives on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder value.
Each year the Committee establishes a PSP target award for each Named Executive Officer based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data as described in “Use of Market Survey Data,” while considering internal pay equity for comparable positions. The fiscal 2015 target awards were:

Named Executive Officer	Fiscal 2015 PSP Target Award (% of base salary)
Mr. Parker	180%
Mr. Edwards	100%
Mr. Blair	90%
Mr. Sprunk	90%
Ms. Jackson	90%
For fiscal 2015, the Committee increased Mr. Parker's target from 170% to 180% to align with market. The targets for Messrs. Edwards, Blair and Sprunk and Ms. Jackson remained unchanged.
In June 2014, the Committee established performance goals for the fiscal 2015 PSP based on its evaluation of our business plan and prospects for the year. The table below summarizes the fiscal 2015 PSP performance goals established by the Committee. For fiscal 2015, NIKE achieved a PTI of $4,205 million, an 18.7% increase over fiscal 2014 continuing operations PTI of $3,544 million. This achievement was above the target performance goal established by the Committee. As a result, each executive officer's award was paid out at 145.03% of the target award.
(Dollars in millions)

Fiscal 2015 PSP Performance Goal	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
PTI	$3,609[1]	50%	$3,923[2]	100%	$4,237[3]	150%	$4,205	145.03%[4]

1 Threshold performance represents 1.8% increase above fiscal 2014 continuing operations PTI.
2 Target performance represents 10.7% increase above fiscal 2014 continuing operations PTI.
3 Maximum performance represents 19.6% increase above fiscal 2014 continuing operations PTI.
4 Prorated for performance between payout levels.

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the performance-based annual incentive, the LTIP follows our “pay for performance” philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program focuses executives on overall, long-term financial performance, and is intended to reward them for delivering revenue growth and diluted earnings per share (“EPS”) growth over a three-year performance period. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executives under the LTIP. LTIP measures for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative EPS for the period, in each case excluding generally the effect of acquisitions, divestitures and accounting changes. The Committee selected revenue and EPS as LTIP performance measures to encourage executives to focus on delivering profitable, sustainable growth. Strong revenue growth is the foundation of the Company’s financial strategy, requiring investments in key business drivers to sustain growth. EPS growth is essential to delivering value for our shareholders, requiring investments be targeted to those areas with the highest potential for return. By balancing revenue growth and EPS growth, the plan supports the Company’s objective of delivering long-term shareholder value. The Committee retains the discretion to reduce or eliminate LTIP award payouts based on individual or Company performance.
During the compensation review in June 2014, the Committee approved LTIP target awards for all Named Executive Officers for the fiscal 2015-2017 performance period. The Committee set these targets based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and what it finds to be competitive against market data as described in “Use of Market Survey Data,” while maintaining internal pay equity for comparable positions. For the fiscal 2015-2017 performance period, the Committee maintained the targets for all Named Executive Officers as follows:

Named Executive Officer	Fiscal 2015-2017 LTIP Award Target ($)
Mr. Parker	$3,500,000
Mr. Edwards	900,000
Mr. Sprunk	750,000
Ms. Jackson	750,000
Mr. Blair	500,000

NIKE, INC.•2015 Notice of Annual Meeting 20

COMPENSATION DISCUSSION AND ANALYSIS

In June 2014, the Committee established performance goals for the fiscal 2015-2017 LTIP. The Committee considered our long-term financial goals of high single-digit revenue growth and mid-teens EPS growth in setting performance goals for the target award payout level. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively. Payout below the threshold payout level may occur if either the revenue or EPS related percentage achievement is less than 50%. If both revenue and EPS fall below the threshold level, there is no payment. The table below summarizes the fiscal 2015-2017 LTIP performance goals.
(Dollars in millions, except per share data)

Fiscal 2015-2017 Performance Goals	Threshold Performance[1]	Threshold % Payout	Target Performance[2]	Target % Payout	Maximum Performance[3]	Maximum % Payout
Revenue	$95,627	50%	$99,329	100%	$107,021	200%
EPS	$10.61	50%	$11.43	100%	$13.20	200%
__________________________________________________________
1 Threshold payout for revenue requires cumulative revenues corresponding to a 7% compound annual growth rate (“CAGR”) from fiscal 2014 continuing operations revenue of $27,799 million. Threshold payout for EPS requires cumulative EPS corresponding to a 9% CAGR from fiscal 2014 continuing operations EPS of $2.97.
2 Target revenue payout requires a 9% CAGR and target EPS payout requires a 13% CAGR.
3 Maximum revenue payout requires a 13% CAGR and maximum EPS payout requires a 21% CAGR.

For fiscal 2015, executive officers were eligible to receive LTIP award payouts based on performance targets set in June 2012 covering the fiscal 2013-15 performance period. As a result of the divestiture of the Cole Haan and Umbro businesses on February 1, 2013 and November 30, 2012, respectively, fiscal 2013-2015 award terms exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and any amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE. In June 2015, the Committee determined a payout of 120.16% under these awards was earned based on the average of the payout percentages for cumulative adjusted revenues and cumulative adjusted EPS for the performance period shown in the table below:
(Dollars in millions, except per share data)

Fiscal 2013-2015 Performance Goals	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
Revenue[1,2]	$78,733	50%	$81,801	100%	$88,176	200%	$83,570	128.10%
EPS[2,3]	$8.58	50%	$9.24	100%	$10.67	200%	$9.41	112.22%
							Total Payout	120.16%
1 Cumulative revenues for fiscal 2013, fiscal 2014 and fiscal 2015.
2 Revenues and EPS exclude all Cole Haan and Umbro revenues and expenses, all divestiture-related charges and gains, and any amounts associated with the transfer of Umbro sports marketing sponsorships to NIKE. The Cole Haan and Umbro businesses were divested February 1, 2013 and November 30, 2012, respectively.
3 Cumulative EPS for fiscal 2013, fiscal 2014 and fiscal 2015.

Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise or goes down. When determining the grants, the Committee generally focuses on the number of shares, while considering the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. The Committee awards stock options to each executive based on its judgment. The Committee considers a number of factors including the individual's performance, management succession, competitive market data as described in “Use of Market Survey Data,” internal pay equity for comparable positions, and a desirable mix of long-term incentives. Our human resources staff periodically tests the reasonableness of our stock option grants against competitive market data and may make recommendations to the Committee. Options are generally granted annually to selected employees, including the Named Executive Officers, in July of each year under our shareholder-approved Stock Incentive Plan. Stock options for fiscal 2015 were granted by the Committee on July 18, 2014 with an exercise price equal to the closing market price of our stock on that date.
In July 2014, the Committee granted options to Mr. Parker for 165,000 shares, the same number of stock options granted to him in July 2013. Messrs. Edwards, and Sprunk each received 80,000 shares, an increase of 5,000 shares to each of them from July 2013. Mr. Blair and Ms. Jackson each received 75,000 shares, the same number of stock options granted to them in July 2013. The Committee, in its judgment, set these award levels based on the factors described above.
Options granted by the Company generally vest over a four-year period. To promote executive retention, unvested options generally are forfeited if the employee leaves before vesting occurs and must be exercised within three months after termination of employment. All options granted after July 2010 provide for a limited retirement provision designed to encourage employees to delay retirement, thus enhancing retention. Only those employees with a minimum of five years of service who are age 55 and above at the time of termination of employment are eligible for the provision.

NIKE, INC.•2015 Notice of Annual Meeting 21

COMPENSATION DISCUSSION AND ANALYSIS

Under the provision, only unvested stock options that have been granted for at least one full year to employees between the ages of 55 to 59 at the time of termination of employment will continue to vest, and may be exercised for up to four years after termination. If an employee is age 60 or older and has at least five years of service at termination, unvested stock options that have been granted for at least one full year will receive accelerated vesting and may be exercised for up to four years after termination. The features related to accelerated vesting are described in “Potential Payments upon Termination or Change-in-Control.” Based on their ages and years of service, as of May 31, 2015, Messrs. Parker and Blair could terminate employment at any time and receive continued vesting of their options granted in July 2011, 2012, and 2013. As of May 31, 2015, Ms. Jackson could terminate employment at any time and receive accelerated vesting of her options granted in July 2011, 2012, and 2013.

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price. Restricted stock awards are generally granted annually to selected employees, including the Named Executive Officers, in July at the same meeting at which stock options are granted under our shareholder-approved Stock Incentive Plan. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention, as unvested shares held at the time the executive's employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded at the same time dividends are paid to other shareholders.
The Committee, in its judgment, sets restricted stock award levels based on several factors, including what the Committee believes to be a desirable mix of long-term compensation, their determination of an appropriate weighting of potential future contribution to the Company, retention incentives, and competitive grants based on competitive market data. In July 2014, the Committee granted a restricted stock award to Mr. Parker valued at $3,500,000, representing 45,150 shares of our Class B Stock, based on the closing price on the grant date. This was the same value of restricted stock granted to Mr. Parker in July 2013. Mr. Edwards received an award valued at $750,000, representing 9,675 shares of our Class B Stock based on the closing price on the grant date. This was the same value of restricted stock granted to Mr. Edwards in July 2013. Messrs. Blair and Sprunk and Ms. Jackson each received an award valued at $625,000, representing 8,063 shares of our Class B Stock based on the closing price on the grant date. This was the same value granted to Messrs. Blair and Sprunk and Ms. Jackson in July 2013.

Restricted Stock Unit (RSU) Retention Awards

From time to time, the Committee also grants restricted stock units (“RSUs”) that vest based on continued service through a future service date with the Company, for the specific purpose of further promoting retention. These RSU awards accumulate dividend equivalents that are only paid in cash upon full vesting. The awards have no value to the executive unless the executive remains employed with the Company for the full vesting period, and will be canceled if the executive terminates or retires within the vesting period. None of our Named Executive Officers received RSUs in fiscal 2015.

In view of the Company’s strong performance under Mr. Parker’s leadership and to provide an incentive for Mr. Parker to stay for at least the next five years, on June 30, 2015, the Committee granted to Mr. Parker the opportunity to earn an RSU award with a target value of $30,000,000, representing 277,727 shares of our Class B Stock based on the closing price on the grant date.

60% of the award, or a target number of 166,636 shares, is subject to performance vesting based on cumulative revenue growth and cumulative EPS growth over a five-year performance period of fiscal 2016 through fiscal 2020 (the “Performance-Based RSUs”). The performance goals are equally weighted, and both measures exclude the effect of any acquisitions, divestitures or accounting changes. For Mr. Parker to earn the maximum payout for the Performance-Based RSUs (100% of the target number of shares), the Company must achieve a 9% compound CAGR from fiscal 2015 for cumulative revenues over the five-year performance period, and a 13% CAGR from fiscal 2015 for cumulative EPS. For Mr. Parker to earn a threshold payout of 50% of the target number of shares, the Company must achieve cumulative revenues corresponding to a 7% CAGR, and for EPS, cumulative EPS corresponding to a 9% CAGR. These are the same CAGRs established by the Committee for target and threshold payouts under the LTIP for the fiscal 2015-2017 performance period. Payout may occur at 25% of the target number of shares if either the revenue or EPS related percentage achievement is less than threshold. Additional shares will be earned for the Performance-Based RSUs pro rata for performance between the threshold and maximum levels. If performance does not achieve the threshold level for either target, no shares will be earned for the Performance-Based RSUs. The Performance-Based RSUs are also subject to time vesting and will not be earned unless Mr. Parker remains employed with the Company through June 30, 2020. 40% of the award, or 111,091 shares, is subject only to time vesting and will be earned if Mr. Parker remains employed with the Company through June 30, 2020 (“Time-Based RSUs”). The vesting of Mr. Parker’s Performance-Based RSUs will accelerate fully in the event of a “double trigger” change in control, but will vest at the threshold levels in the event of his death or disability. The vesting of Mr. Parker’s Time-Based RSUs will accelerate fully in the event of his death, disability or a "double trigger” change in control.

Based on the Committee’s business judgment and experience, the Committee’s assessment of Mr. Parker’s strong performance, the importance of retaining Mr. Parker, a review of Mr. Parker’s accumulated vested and unvested awards, and consultation with Mercer as its independent compensation consultant, the Committee determined the RSU award amount and terms. The Committee believes the balancing of revenue growth and EPS growth supports the Company’s objective of delivering long-term shareholder value. The Committee views the award as a long-term retention incentive for compensation over the five-year vesting and performance periods and not solely as compensation for fiscal 2016. The RSU award has no value to Mr. Parker unless he remains employed with the Company for the full five-year vesting and performance periods, and 60% of its value requires achievement of the specified performance goals.

NIKE, INC.•2015 Notice of Annual Meeting 22

COMPENSATION DISCUSSION AND ANALYSIS

Profit Sharing and Retirement Plans
Our 401(k) Savings and Profit Sharing Plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions and after-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their pre-tax contributions up to 5% of their total eligible compensation. We also make annual profit sharing contributions to the accounts of eligible U.S. employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and annual incentive award for the year. The total profit sharing contribution and the percentage of salary and annual incentive award contributed for each employee is determined each year by the Board of Directors. For fiscal 2015, the Board of Directors approved a profit sharing contribution for each eligible employee equal to 4.13% of the employee's total eligible salary and annual incentive award.
The Internal Revenue Code limits the amount of compensation that can be deferred under our 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and annual incentive award ($260,000 for fiscal 2015) that may be taken into account when determining contributions under that plan. Accordingly, we provide our Named Executive Officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and annual incentive award of any eligible employee that exceeds the tax law limit, and for fiscal 2015 these contributions were equal to 4.13% of the total salary and annual incentive award of each Named Executive Officer in excess of $260,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing contributions in the same percentage as our other employees. We do not match deferrals to the Deferred Compensation Plan. Balances in the Deferred Compensation Plan, including the balances of the Named Executive Officers, are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company's financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2015 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included in the All Other Compensation column in the Summary Compensation Table on page 26.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan allows all employees who work at least 20 hours per week in the United States and in many countries outside of the United States to purchase NIKE Class B Stock, through payroll deductions, at a 15% discount to the market price on the first or last trading day of the six-month purchase period, depending on which day the stock price was lower. No plan participant is allowed to purchase more than $25,000 in market value of our stock under the plan in any calendar year. In fiscal 2015, all Named Executive Officers participated in our Employee Stock Purchase Plan, with the exception of Mr. Parker.

Post-termination Payments under Non-competition Agreements

In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide, during the non-competition period, the monthly payments described in “Potential Payments upon Termination or Change-in-Control,” some of which are at the election of the Company. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

Stock Ownership Guidelines
On June 20, 2013, the Board of Directors adopted stock ownership guidelines for executive officers. These guidelines are designed to further align the long-term interests of our executive officers with those of our shareholders. Under the guidelines, the CEO and other executive officers are required to hold NIKE stock valued at the following multiple of their annual base salary:

Position	Ownership Level
Chief Executive Officer	6X Base Salary
Named Executive Officers	3X Base Salary
Other Executive Officers	2X Base Salary
Executive officers appointed prior to June 20, 2013 are required to attain these ownership levels by June 20, 2018 and new officers within five years of their appointment.

Hedging and Pledging

The Company's black-out and pre-clearance policy (which supplements our insider trading policy) prohibits directors, executive officers and other designated insiders from engaging in transactions involving hedging, monetization or short sales of NIKE stock, including zero-cost collars and forward sale contracts. The policy also requires directors, executive officers and designated insiders to obtain pre-approval from the Company's Corporate Secretary before pledging NIKE stock. Before granting approval of any pledge, the Corporate Secretary considers the size of the pledge relative to the individual's other holdings, both direct and indirect, and NIKE's shares outstanding; the risk of foreclosure given the nature of the associated transaction; protections against the appearance of insider trading, including prohibitions on sales during trading black-outs; and the ability to timely report sales on Form 4.

NIKE, INC.•2015 Notice of Annual Meeting 23

COMPENSATION DISCUSSION AND ANALYSIS

Change-in-Control Provisions

All unvested stock option, restricted stock, and restricted stock unit awards are subject to accelerated change-in-control vesting only when two events (a “double trigger”) occur. Vesting of grants is generally accelerated only if there is a change in control of the Company and either the acquiring entity fails to assume the awards or the employee's employment is terminated by the acquirer without cause or by the employee for good reason within two years following a change in control. This double trigger was adopted to encourage executive retention through a period of uncertainty and a subsequent integration with an acquirer. The Committee believes that this approach will enhance shareholder value in the context of an acquisition, and align executives with the interests of investors. The effects of change-in-control transactions on stock option, restricted stock, and restricted stock unit awards are described further in “Potential Payments Upon Termination or Change-in-Control.”

Clawback Policy

Since June 2010 the company has had a policy for recoupment of incentive compensation (the “clawback policy”), and in June 2015, the Committee and Board of Directors approved amendments to our incentive compensation plans to cover additional circumstances in which the Company may clawback awards. Under the clawback policy, an executive officer who is involved in wrongful conduct that results in a restatement of the Company's financial statements must repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. The clawback policy covers the annual PSP award, LTIP payout, profit sharing contributions to the Deferred Compensation Plan, and excess proceeds from sales of stock acquired under stock option, restricted stock, and restricted stock unit awards that occurred prior to the restatement. The recent amendments to our Executive Performance Sharing Plan, Long-Term Incentive Plan and Stock Incentive Plan clarify that for all participants in those plans the Committee may apply additional clawback policies to awards, or add clawback terms to award agreements or notices, and that any clawback requirements of applicable law and regulation will apply to the plans.

Risk Assessment

At the Committee's request, in fiscal 2015 management prepared and discussed with the Committee an assessment of potential risk associated with the Company's compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short- and long-term incentives, a balance of cash and equity incentives, vesting of awards over time, and the potential for clawback of incentive compensation. In addition, for equity compensation, in recent years the Committee and the Board have adopted stock ownership guidelines, limited accelerated vesting of stock options upon termination of employment, and implemented double-trigger accelerated vesting for all equity awards upon change in control (each as described above).

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The Committee considers, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. Annual awards under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan and stock options under our Stock Incentive Plan generally are designed in a manner that is intended to meet the requirements under the exclusion. However, due to the complex nature of the requirements that must be met, we cannot guarantee that such awards will qualify as performance-based compensation under Section 162(m).

While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes. Therefore, amounts paid under any of our executive compensation programs may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

NIKE, INC.•2015 Notice of Annual Meeting 24

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

•	Timothy D. Cook, Chairman

•	Elizabeth J. Comstock

•	John C. Lechleiter

•	Johnathan A. Rodgers

NIKE, INC.•2015 Notice of Annual Meeting 25

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information concerning compensation for fiscal 2013-2015 paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2015. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Mark G. Parker	2015	1,550,000	3,500,028	2,791,800	8,251,937	725,965	16,819,730
President and Chief	2014	1,550,000	3,500,024	2,451,174	6,538,177	638,974	14,678,349
Executive Officer	2013	1,609,615	3,500,087	4,199,250	5,522,466	594,190	15,425,608
Donald W. Blair	2015	850,000	625,044	1,269,000	1,710,280	180,238	4,634,562
Executive Vice President	2014	850,000	625,011	1,114,170	1,399,303	158,219	4,146,703
and Chief Financial Officer	2013	882,692	3,625,093	1,527,000	1,584,715	138,932	7,758,432
Trevor A. Edwards	2015	935,000	750,006	1,353,600	1,956,831	236,637	5,232,074
President, NIKE Brand	2014	935,000	750,001	1,114,170	1,560,837	204,920	4,564,928
	2013	961,346	5,625,103	1,527,000	1,660,430	169,552	9,943,431
Eric D. Sprunk	2015	935,000	625,044	1,353,600	1,821,228	217,309	4,952,181
Chief Operating Officer	2014	935,000	625,011	1,114,170	1,471,993	203,559	4,349,733
	2013	961,346	5,625,103	1,527,000	1,660,430	170,055	9,943,934
Jeanne P. Jackson	2015	885,000	625,044	1,269,000	1,755,964	168,378	4,703,386
President, Product and	2014	885,000	625,011	1,114,170	1,429,234	159,979	4,213,394
Merchandising

(1)	Reflects 26 pay periods during fiscal 2015 and 2014 and 27 pay periods during fiscal 2013.

(2)
Represents the grant date fair value of restricted stock and restricted stock unit awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date.

(3)
Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2015.

(4)	Non-Equity Incentive Plan Compensation consists of the following:

Name	Fiscal Year	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	2015	4,046,337	4,205,600	8,251,937
	2014	2,503,777	4,034,400	6,538,177
	2013	2,582,466	2,940,000	5,522,466
Donald W. Blair	2015	1,109,480	600,800	1,710,280
	2014	726,903	672,400	1,399,303
	2013	849,715	735,000	1,584,715
Trevor A. Edwards	2015	1,356,031	600,800	1,956,831
	2014	888,437	672,400	1,560,837
	2013	925,430	735,000	1,660,430
Eric D.Sprunk	2,015	1,220,428	600,800	1,821,228
	2014	799,593	672,400	1,471,993
	2013	925,430	735,000	1,660,430
Jeanne P. Jackson	2015	1,155,164	600,800	1,755,964
	2014	756,834	672,400	1,429,234

NIKE, INC.•2015 Notice of Annual Meeting 26

EXECUTIVE COMPENSATION

Amounts shown in the Annual Incentive Compensation column were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three -year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(5)
For fiscal 2015 for each of the Named Executive Officers, this includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan in the amount of $10,750 and matching contributions by us to the 401(k) Savings and Profit Sharing Plan in the amount of $13,000 for Messrs. Parker, Blair, Edwards and Sprunk, and Ms. Jackson. Also includes profit-sharing contributions by us to the Deferred Compensation Plan in the following amounts: $156,860 for Mr. Parker, $54,449 for Mr. Blair, $64,643 for Mr. Edwards, $60,969 for Mr. Sprunk, and $57,134 for Ms. Jackson. Includes dividends paid on restricted stock and dividend equivalents credited (but not paid) on unvested restricted stock units in the following amounts: $511,578 for Mr. Parker, $87,809 for Mr. Blair, $135,405 for Mr. Edwards, $132,590 for Mr. Sprunk, and $87,494 for Ms. Jackson. Also includes the cost of daily residential security patrols at primary residences provided by the Company in the following amounts: $13,321 for Mr. Parker, and $8,210 for Messrs. Blair, Edwards and Sprunk. Includes a $10,000 35th anniversary service award for Mr. Parker and a $10,387 tax gross-up on the award. Under our Valued Service Award program, all employees receive $10,000 cash awards, grossed up for taxes, in recognition of their 30th anniversary of employment with the Company, and on each 5-year anniversary thereafter. Includes NIKE product and gifts for Messrs. Parker and Edwards.

NIKE, INC.•2015 Notice of Annual Meeting 27

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Fiscal 2015
The following table sets forth information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock and restricted stock unit awards and stock options granted to the Named Executive Officers in fiscal 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Shares Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
Mark	6/18/2014	1,395,000 (1)	2,790,000 (1)	4,185,000 (1)
G. Parker	6/18/2014	1,750,000 (2)	3,500,000 (2)	7,000,000 (2)
	7/18/2014				45,150			3,500,028
	7/18/2014					165,000	77.52	2,791,800
Donald	6/18/2014	382,500 (1)	765,000 (1)	1,147,500 (1)
W. Blair	6/18/2014	250,000 (2)	500,000 (2)	1,000,000 (2)
	7/18/2014				8,063			625,044
	7/18/2014					75,000	77.52	1,269,000
Trevor	6/18/2014	467,500 (1)	935,000 (1)	1,402,500 (1)
A. Edwards	6/18/2014	450,000 (2)	900,000 (2)	1,800,000 (2)
	7/18/2014				9,675			750,006
	7/18/2014					80,000	77.52	1,353,600
Eric	6/18/2014	420,750 (1)	841,500 (1)	1,262,250 (1)
D. Sprunk	6/18/2014	375,000 (2)	750,000 (2)	1,500,000 (2)
	7/18/2014				8,063			625,044
	7/18/2014					80,000	77.52	1,353,600
Jeanne	6/18/2014	398,250 (1)	796,500 (1)	1,194,750 (1)
P. Jackson	6/18/2014	375,000 (2)	750,000 (2)	1,500,000 (2)
	7/18/2014				8,063			625,044
	7/18/2014					75,000	77.52	1,269,000

(1)
These amounts represent the potential bonuses payable for performance during fiscal 2015 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2015 based on a percentage of the executive’s base salary paid during fiscal 2015 as follows: Mr. Parker, 180%; Mr. Blair, 90%; Mr. Edwards, 100%; Mr. Sprunk, 90%; and Ms. Jackson, 90%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2015 (excluding the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2015 required to earn the target award payout was $3,923 million. The PTI for fiscal 2015 required to earn the 150% maximum payout was $4,237 million. The PTI for fiscal 2015 required to earn the 50% threshold payout was $3,609 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Actual award payouts earned in fiscal 2015 and paid in fiscal 2016 are shown in footnote 4 to the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2015-2017 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $99,329 million, the 50% threshold payout requires revenues of $95,627 million, and the 200% maximum payout requires revenues of $107,021 million. For cumulative EPS over the performance period, the target payout requires EPS of $11.43, the 50% threshold payout requires EPS of $10.61, and the 200% maximum payout requires EPS of $13.20. Under the terms of the awards, on the first payroll period ending in August 2017 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)
All amounts reported in this column represent grants of restricted stock under our Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Stock.

(4)
All amounts reported in this column represent options granted under our Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

NIKE, INC.•2015 Notice of Annual Meeting 28

EXECUTIVE COMPENSATION

(5)
For stock awards, represents the value of restricted shares granted based on the closing market price of our Class B Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $16.92 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2015.

NIKE, INC.•2015 Notice of Annual Meeting 29

EXECUTIVE COMPENSATION

Outstanding Equity Awards at May 31, 2015
The following table sets forth information concerning outstanding stock options and unvested restricted stock and restricted stock units held by the Named Executive Officers at May 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)

Mark G. Parker	500,000	—		21.0700	2/16/2016
	270,000	—		29.2600	7/20/2017
	270,000	—		29.1000	7/18/2018
	300,000	—		26.2200	7/17/2019
	330,000	—		34.4800	7/16/2020
	247,500	82,500	(2)	45.8500	7/15/2021
	165,000	165,000	(3)	46.5400	7/20/2022
	41,250	123,750	(4)	63.3500	7/19/2023
	—	165,000	(5)	77.5200	7/18/2024	486,414 (6)	49,453,711
Donald W. Blair	100,000	—		29.1000	7/18/2018
	100,000	—		34.4800	7/16/2020
	75,000	25,000	(2)	45.8500	7/15/2021
	60,000	60,000	(3)	46.5400	7/20/2022
	18,750	56,250	(4)	63.3500	7/19/2023
		75,000	(5)	77.5200	7/18/2024	83,578 (7)	8,497,375
Trevor A. Edwards	97,345	—		21.9000	7/15/2015
	132,000	—		19.6900	7/14/2016
	100,000	—		29.2600	7/20/2017
	100,000	—		29.1000	7/18/2018
	100,000	—		26.2200	7/17/2019
	100,000	—		34.4800	7/16/2020
	75,000	25,000	(2)	45.8500	7/15/2021
	60,000	60,000	(3)	46.5400	7/20/2022
	18,750	56,250	(4)	63.3500	7/19/2023
	—	80,000	(5)	77.5200	7/18/2024	129,479 (8)	13,164,130
Eric D. Sprunk	46,000	—		19.6900	7/14/2016
	34,136	—		29.2600	7/20/2017
	57,146	—		29.1000	7/18/2018
	67,882	—		26.2200	7/17/2019
	88,020	—		34.4800	7/16/2020
	75,000	25,000	(2)	45.8500	7/15/2021
	60,000	60,000	(3)	46.5400	7/20/2022
	18,750	56,250	(4)	63.3500	7/19/2023
	—	80,000	(5)	77.5200	7/18/2024	126,552 (9)	12,866,542
Jeanne P. Jackson	16,000	—		26.2200	7/17/2019
	100,000	—		34.4800	7/16/2020
	75,000	25,000	(2)	45.8500	7/15/2021
	60,000	60,000	(3)	46.5400	7/20/2022
	18,750	56,250	(4)	63.3500	7/19/2023
	—	75,000	(5)	77.5200	7/18/2024	83,400 (10)	8,479,278

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 15, 2015.

(3)	50% of these shares vested on July 20, 2015 and 50% will vest on July 20, 2016.

(4)	33.3% of these shares vested on July 19, 2015, 33.3% will vest on July 19, 2016, and 33.3% will vest on July 19, 2017.

(5)	25% of these shares vested on July 18, 2015, 25% will vest on July 18, 2016, 25% will vest on July 18, 2017, and 25% will vest on July 18, 2018.

NIKE, INC.•2015 Notice of Annual Meeting 30

EXECUTIVE COMPENSATION

(6)
15,050 of these shares vested on July 18, 2015, 15,050 of these shares will vest on July 18, 2016, and 15,050 of these shares will vest on July 18, 2017. 18,416 of these shares vested on July 19, 2015, and 18,416 of these shares will vest on July 19, 2016. 25,068 of these shares vested on July 20, 2015. 379,364 of these shares will vest on May 18, 2017.

(7)
2,688 of these shares vested on July 18, 2015, 2,688 of these shares will vest on July 18, 2016, and 2,687 of these shares will vest on July 18, 2017. 3,289 of these shares vested on July 19, 2015, and 3,288 of these shares will vest on July 19, 2016. 4,476 of these shares vested on July 20, 2015. 64,462 of these shares vested on July 20, 2015.

(8)
3,225 of these shares vested on July 18, 2015, 3,225 of these shares will vest on July 18, 2016 and July 18, 2017. 3,946 of these shares vested on July 19, 2015, and 3,946 of these shares will vest on July 19, 2016. 4,476 of these shares vested on July 20, 2015. 107,436 of these shares will vest on July 20, 2017.

(9)
2,688 of these shares vested on July 18, 2015, 2,688 of these shares will vest on July 18, 2016, and 2,687 of these shares will vest on July 18, 2017. 3,289 of these shares vested on July 19, 2015, and 3,288 of these shares will vest on July 19, 2016. 4,476 of these shares vested on July 20, 2015. 107,436 of these shares will vest on July 20, 2017.

(10)
2,688 of these shares vested on July 18, 2015, 2,688 of these shares will vest on July 18, 2016, and 2,687 of these shares will vest on July 18, 2017. 3,289 of these shares vested on July 19, 2015, and 3,288 of these shares will vest on July 19, 2016. 4,298 of these shares vested on July 20, 2015. 64,462 of these shares will vest on July 20, 2017.

Option Exercises and Stock Vested During Fiscal 2015
The following table sets forth information concerning stock option exercises and vesting of restricted stock during fiscal 2015 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	280,000	20,132,969	68,931	5,356,508
Donald W. Blair	332,000	21,586,081	11,764	913,984
Trevor A. Edwards	166,655	10,616,245	12,786	993,395
Eric D. Sprunk	276,816	19,325,237	12,128	942,387
Jeanne P. Jackson	100,000	7,266,691	11,222	871,783

Non-Qualified Deferred Compensation in Fiscal 2015

Name	Plan Name	Executive Contributions in Fiscal 2015 (1)	NIKE Contributions in Fiscal 2015 (1)	Aggregate Earnings in Fiscal 2015	Aggregate Withdrawals/ Distributions in Fiscal 2015	Aggregate Balance at 5/31/2015 (1)
Mark G. Parker	DCP	$1,291,696	$151,006	$151,388	—	$10,865,465
Donald W. Blair	DCP	1,901,979	56,264	119,968	—	13,153,113
Trevor A. Edwards	DCP	1,344,498	62,523	989,892	—	13,586,480
Eric D. Sprunk	DCP	399,797	62,523	533,299	—	6,813,002
Jeanne Jackson	DCP	—	58,989	106,580	—	1,234,384

(1)
All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2015 based on fiscal 2014 results; these amounts are also included in amounts reported for fiscal 2014 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Parker, $9,900,256; Mr. Blair, $9,325,737; Mr. Edwards, $6,365,538; Mr. Sprunk, $2,016,484; and Ms. Jackson, $116,038.

Non-Qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus and long-term incentive payments.
Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and

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EXECUTIVE COMPENSATION

Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($260,000 for fiscal 2015) are made as NIKE contributions under the DCP.
Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 16 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2015 ranging from -8.51% to 16.25%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.
Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum at the beginning of a predetermined year while the participant is still employed or in service (but no sooner than the fourth year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in quarterly installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards
All unvested stock option, restricted stock, and restricted stock unit ("RSU") awards are subject to accelerated vesting upon the occurrence of two events (a “double trigger”): there is a “change in control” and the Named Executive Officer’s employment is terminated by us without “cause” or by the Named Executive Officer for “good reason,” in each case on or before the second anniversary of the change in control. In addition, for stock options granted since July 2010, the standard period for exercising options following termination of employment is extended from three months to four years, but not beyond each option’s original 10-year term. A double trigger with respect to vesting of stock options and RSUs will also occur if we are acquired and the acquiring company does not assume the outstanding options or RSUs. In our agreements, “change in control” is generally defined to include:

•
the acquisition by any person of 50% or more of our outstanding Class A Stock or, if the Class A Stock no longer elects a majority of directors, the acquisition by any person of 30% or more of our total outstanding Common Stock,

•
the nomination (and subsequent election) in a two-year period of a majority of our directors by persons other than the incumbent directors, and a sale of all or substantially all of our assets, or an acquisition of NIKE through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, and a home office relocation of over 50 miles.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if a double trigger had occurred on May 31, 2015, when the most recent closing price of our Class B Stock was $101.67 per share.

Name	Stock Award Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$49,453,711.00	$23,194,769	$72,648,480
Donald W. Blair	8,497,375	9,018,377	17,515,752
Trevor A. Edwards	13,164,130	9,160,388	22,324,518
Eric D. Sprunk	12,866,542	9,160,388	22,026,930
Jeanne P. Jackson	8,479,278	9,018,377	17,497,655

(1)
Information regarding unvested restricted stock and restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon the occurrence of a double trigger. The amounts in the table above represent the number of unvested restricted shares multiplied by the closing price of our Class B Stock as of May 31, 2015.

(2)
Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The agreements governing unvested stock options provide that upon the occurrence of a double trigger all unexercisable options will immediately become fully exercisable and the standard three-month period for exercising options following termination of employment will be extended to four years, but not beyond each option’s original 10-year term. Amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of May 31, 2015 of those options assuming a four-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options granted since July 2010, the increase in value of those options resulting from the extension of the post-termination exercise period from three months to four years, with the option values for three-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

Benefits Triggered on Certain Employment Terminations
Stock Option Acceleration and Extension
As of May 31, 2015, each Named Executive Officer held options to purchase Class B Stock as listed in the Outstanding Equity Awards table above. Under the terms of the stock options granted to each Named Executive Officer before July 2010, upon the death or disability of the officer, the standard three-month period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. Under the terms of the stock options granted to each Named Executive Officer since July 2010, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to four years, but not beyond each option’s original 10-year term. If death or disability of a Named Executive Officer had occurred on May 31, 2015, the sum of (i) for outstanding unexercisable options that would have become exercisable, the aggregate value as of May 31, 2015 of those options assuming a four-year remaining term, in the case of options granted since July 2010, and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value, if any, of those options resulting from the extension of the post-termination exercise period from three months to 12 months, in the case of options granted before July 2010, and from three months to four years, in the case of options granted since July 2010, with the option values as of May 31, 2015 for three-month, 12-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $23,194,769 for Mr. Parker, $9,160,388 for Messrs. Edwards and Sprunk and $9,018,377 for Mr. Blair and Ms. Jackson.

Under the terms of the unvested stock options granted to Named Executive Officers since July 2010, vesting of options that have been outstanding for at least one year will be accelerated if the holder retires after reaching age 60 with at least 5 years of service, and vesting of options that have been outstanding for at least one year will continue notwithstanding termination of employment if the holder retires after reaching age 55 with at least 5 years of service. In addition, for any holder who retires after reaching age 55 with at least 5 years of service, the standard three-month period for exercising these options following termination of employment will be extended to four years, but not beyond the option’s original 10-year term. If termination of employment of a Named Executive Officer (other than due to death or disability) had occurred on May 31, 2015, the sum of (i) for outstanding unexercisable options that would have become exercisable, the aggregate value as of May 31, 2015 of those options assuming a four-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options granted since July 2010, the increase in value, if any, of those options resulting from the extension of the post-termination exercise period from three months to four years, with the option values as of May 31, 2015 for three-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $18,508,395 for Mr. Parker and $6,888,207 for Mr. Blair and Ms. Jackson. The value for Messrs. Sprunk and Edwards is zero because neither has reached age 55.
Stock Award Acceleration
As of May 31, 2015, each Named Executive Officer held unvested restricted stock and restricted stock units as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares and restricted stock units will immediately vest upon the death or disability of the officer. The value of the unvested restricted shares and restricted stock units held by each Named Executive Officer as of May 31, 2015 that would have become vested if death or disability had occurred on that date is as set forth in the “Stock Award Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.
Payments Under Noncompetition Agreements
We have an agreement with Mr. Parker that contains a covenant not to compete that extends for two years following the termination of his employment with us. The agreement provides that if Mr. Parker's employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual NIKE Income”). The agreement provides further that if Mr. Parker voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual NIKE Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following Mr. Parker's separation from service, and all payments that he would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of Mr. Parker had been terminated by us on May 31, 2015 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $361,667 per month for the 24-month period ending May 31, 2017. If Mr. Parker had voluntarily resigned on May 31, 2015 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $180,833 per month for the 24-month period ending May 31, 2017.
We have noncompetition agreements with Messrs. Blair, Sprunk and Edwards, and Ms. Jackson on the same terms, except that the noncompetition period is one year instead of two years, the six-month delay for commencement of payments does not apply and we may unilaterally waive the covenant in all cases including termination without cause. In addition, for Messrs. Blair, Sprunk and Edwards, and Ms. Jackson, the monthly payments are one-twelfth or one-twenty-fourth of their current annual salaries, instead of their Annual NIKE Income. If the employment of these officers had been terminated by us on May 31, 2015 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $70,833 per month, Messrs. Sprunk and Edwards $77,917 per month, and Ms. Jackson $73,750 for the 12-month

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EXECUTIVE COMPENSATION

period ending May 31, 2016. If these officers had voluntarily resigned on May 31, 2015 and assuming the covenant is not waived, we would have been required to pay Mr. Blair $35,417 per month, Messrs. Sprunk and Edwards $38,959 per month, and Ms. Jackson $36,875 for the 12-month period ending May 31, 2016.

Proposal 2	Shareholder Advisory Vote to Approve Executive Compensation

We are submitting to shareholders our annual "say-on-pay proposal," an advisory vote to approve the compensation of our Named Executive Officers as described in this proxy statement.
At the Company’s 2014 annual meeting of shareholders, 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation.
As discussed in the Compensation Discussion and Analysis, our compensation philosophy is designed to attract and retain highly talented individuals, provide rewards for strong business results and individual performance, and motivate executives to maximize long-term shareholder value. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of shareholders, and balanced across incentives to appropriately mitigate risk.
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ the strong governance practices described in “Executive Compensation Governance Practices” on page 15, including:

•	basing a majority of total compensation on performance and retention incentives;

•	setting annual and long-term incentive targets based on clearly disclosed, objective performance measures and the Company's performance goals;

•	mitigating undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy; and

•	requiring executive officers and non-employee directors to hold NIKE stock through published stock ownership guidelines.
Because your vote is advisory, it will not be binding on the Board. However, the Board values shareholder opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR approval of the compensation paid to the Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables).

NIKE, INC.•2015 Notice of Annual Meeting 33

PROPOSAL 3

Proposal 3	Amend the Articles of Incorporation to increase the number of authorized shares of common stock

The Board of Directors recommends that shareholders of the Company approve an amendment to Article IV of the Company’s Restated Articles of Incorporation, as amended, to increase the Company’s authorized Class A Stock from 200,000,000 to 400,000,000 shares and the authorized Class B Stock from 1,200,000,000 shares to 2,400,000,000 shares. As of June 30, 2015, (a) a total of 177,457,876 shares of Class A Stock and 677,081,822 shares of Class B Stock were outstanding, (b) 177,457,876 shares of Class B Stock were reserved for issuance upon conversion of outstanding shares of Class A Stock, (c) 58,985,218 shares of Class B Stock were reserved for issuance upon exercise of outstanding stock options and stock appreciation rights and upon vesting of outstanding restricted stock unit awards, and (d) a total of 34,622,773 shares of Class B Stock were reserved for future option grants and other issuances under the Company’s amended and restated Stock Incentive Plan and Employee Stock Purchase Plans. Accordingly, as of July 20, 2015, the Company had 22,542,124 unreserved Class A shares and 251,825,459 unreserved Class B shares available for issuance for other purposes. As of our record date, July 20, 2015, the Company had 68,369,322 shares of Class B Stock reserved for issuance upon exercise of outstanding stock options and stock appreciation rights and upon vesting of outstanding restricted stock unit awards, and a total of 24,421,166 shares of Class B Stock reserved for future option grants and other issuances under the Company’s 1990 Stock Incentive Plan and Employee Stock Purchase Plans.
The reason for this amendment is to permit the Company to effect one or more stock splits by means of stock dividends. The Board of Directors has not approved such a split, but believes it to be desirable to have that flexibility in the future if the Board determines at such time that such action would be in the best interests of the Company.
While the proposed amendment is intended to facilitate future stock splits or stock dividends, the shares could also be used for other purposes such as financings, compensation plans, business acquisitions and other general corporate purposes. The shares could be issued from time to time for such purposes as the Board may approve and, unless required by applicable law or stock exchange rules, no further vote of the shareholders will be required. The Board has no present plans, proposals or arrangements to issue any of the additional shares to be authorized under this Proposal 3 for any of those purposes.
The authorization of additional shares of Common Stock could have an anti-takeover effect, although that is not the intention of this proposal. For example, without further shareholder approval, the Board of Directors could sell Common Stock in a private transaction to purchasers who would oppose a takeover, thereby potentially preventing a transaction favored by a majority of independent shareholders under which shareholders would have received a premium for their shares over then current market prices. Other existing provisions applicable to the Company that might have a material anti-takeover effect include (a) the right of holders of the Class A Stock (over 72% of which is held by Swoosh, LLC) to elect a majority of the Company’s directors, which right continues to apply as long as the Class A Stock represents at least 12.5% of the total outstanding Common Stock; (b) the Oregon Control Share Act, which under certain circumstances would operate to deprive a person or group that acquires more than 20% of the outstanding Common Stock of voting rights with respect to those shares; (c) the Oregon Business Combination statute, which places restrictions on business combination transactions with persons or groups that own 15% or more of the outstanding Common Stock, unless the transaction is approved by the Board of Directors; and (d) provisions of outstanding employee and director options and stock awards that accelerate vesting of options upon the occurrence of a change of control of the Company. The Board has no knowledge of any present efforts to accumulate shares of the Company’s Common Stock in the market or to gain control of the Company, and has no present intention to adopt any other provisions or enter into any other arrangements that would have a material anti-takeover effect.
The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock the Company now has authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company.
The Board of Directors considers this amendment advisable to provide flexibility for future stock splits, stock dividends and capital requirements. Approval of this amendment by the shareholders at the Annual Meeting may avoid the expensive procedure of calling and holding a special meeting of shareholders for such a purpose at a later date.

Board Recommendation

The Board of Directors recommends voting FOR the amendment to the Articles of Incorporation to increase the authorized Common Stock of the Company.

NIKE, INC.•2015 Notice of Annual Meeting 34

PROPOSAL 4

Proposal 4	Re-approve the Executive Performance Sharing Plan as amended

Summary of Proposal
The Board of Directors and our shareholders originally approved the Company’s Executive Performance Sharing Plan (the “PSP”) in 1995, and shareholders subsequently re-approved the PSP as amended from time to time, most recently at the 2010 annual meeting. Our Board of Directors is now seeking shareholder re-approval of the PSP as amended for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).
Section 162(m) of the Code prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million per year paid to any of its chief executive officer or three other most highly compensated executive officers (other than the chief financial officer). However, if certain conditions are met, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Section 162(m) of the Code is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and re-approved by our shareholders every five years. Thus, shareholders are being asked to approve this proposal to ensure that the Compensation Committee of the Board of Directors (the “Compensation Committee”) has the flexibility to grant awards under the PSP that are intended to qualify as performance-based compensation under Section 162(m) of the Code.
The PSP will terminate at the first shareholder meeting that occurs in the fifth fiscal year after the Company’s shareholders last approved the PSP, or September 17, 2015. Accordingly, if our shareholders do not approve this proposal, the PSP will terminate at the Annual Meeting, and the Compensation Committee will make a determination in its business judgment as to the appropriate compensation for eligible participants under the PSP taking into account considerations important to the Company’s success and the benefits and costs to the Company, including the additional costs arising from the Company’s inability to deduct all or a portion of the compensation paid to covered employees. If our shareholders re-approve the PSP as amended, the PSP will be extended for an additional five years, until the 2020 annual meeting. In addition, on June 18, 2015 the Board of Directors approved amendments to the PSP, subject to shareholder approval, to (a) change the class of eligible participants under the PSP to executive officers as defined by the general periodic reporting requirements of the Securities Exchange Act of 1934, instead of all corporate officers and (b) to increase the maximum cash bonus opportunity for an eligible participant in any year from $5 million to $10 million. The Board of Directors believes that the increased limit recognizes changes in executive compensation practices and provides flexibility to offer higher rewards for higher levels of performance.

Description of the Executive Performance Sharing Plan

The following is a summary of the material provisions of the PSP as proposed to be amended (including the material terms of the performance goals) and is qualified in its entirety by reference to the terms of the PSP, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated by reference into this Proxy Statement in its entirety.
Eligible Participants. All officers of the Company who are “executive officers” for purposes of Rule 3b-7 promulgated under the Securities Exchange Act of 1934 are eligible to receive awards under the PSP. These officers currently comprise a total of 9 persons.
Administration. Grants of awards under the PSP and all other decisions regarding the administration of the PSP are made by the Compensation Committee.
Target Award; Maximum Bonus Opportunity. Within 90 days of the beginning of each fiscal year of the Company, the Committee establishes for each participant the performance target or targets and related target cash awards payable upon achievement of the performance targets for the year. The maximum cash bonus opportunity for an eligible participant in any year is $10 million.
Performance Targets. Performance targets must be expressed as an objectively determinable level of performance of the Company or any subsidiary, division or other unit of the Company, based on one or more of the following: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing the performance target.
Determination of Award Payouts. At the conclusion of each fiscal year and prior to the payment of any award under the PSP, the Committee certifies the attainment of the performance targets established for that fiscal year and the calculation of the payouts of awards under the PSP. No award shall be paid if the related performance target is not met. The Committee may, in its discretion, reduce or eliminate a participant’s calculated award based on circumstances relating to the performance of the Company or the participant.
Clawback Policy. All awards under the PSP will be subject to the Company’s Policy for Recoupment of Incentive Compensation (the “Policy”). The Policy generally requires executive officers who are involved in wrongful conduct that results in a restatement of the Company’s financial statements to repay to the Company up to the full amount of the bonus received for any year that was restated, as determined by the Board of Directors. All awards under the PSP will also be subject to such other policy regarding clawback or recoupment of incentive compensation as may be subsequently approved by the Committee from time to time or set forth in any agreement or notice evidencing an award, as well as the requirements of applicable law and regulation regarding clawback or recoupment of incentive compensation. By acceptance of any payment under the PSP a participant expressly agrees to repay to the Company any amount that may be required to be repaid under these provisions.

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PROPOSAL 4

Amendment and Termination. The PSP may be amended by the Committee, with the approval of the Board of Directors, at any time except to the extent that shareholder approval would be required under Section 162(m) of the Code. Unless again re-approved by our shareholders, the PSP will terminate at the 2020 annual meeting. However, no amendment or termination shall affect the payment of awards previously established by the Compensation Committee.
Fiscal 2016 Target Awards. In June 2015, the Committee established performance targets and target awards under the PSP for participants for fiscal 2016. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent upon the Company’s performance for the current fiscal year. However, the actual bonus compensation received by the Named Executive Officers under the PSP in fiscal 2015 is shown in the Summary Compensation Table on page 26. All participants as a group, including the Named Executive Officers, received bonus compensation under the PSP for fiscal 2015 of $11,585,442.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR re-approval of the PSP as amended.

NIKE, INC.•2015 Notice of Annual Meeting 36

PROPOSAL 5

Proposal 5	Approval of amended and restated Stock Incentive Plan

The Board of Directors is asking our shareholders to approve an amendment and restatement of the Company’s 1990 Stock Incentive Plan, renamed the Stock Incentive Plan (the “Plan”). The Board and our shareholders initially approved the Plan in 1990, and shareholders subsequently re-approved the Plan as amended from time to time, most recently at the 2010 annual meeting. On June 18, 2015, the Compensation Committee recommended to the Board and the Board adopted the Plan as amended and restated, subject to shareholder approval at the Annual Meeting.
The amendments to the Plan that are subject to approval by our shareholders will:

•	increase the number of shares of Class B Stock authorized for issuance under the Plan by 33,000,000 shares;

•	increase individual award limits for purposes of Section 162(m) of the Code;

•	limit the amount of equity awards that may be granted to any non-employee director in any fiscal year; and

•	extend the term of the Plan to September 17, 2025.
The Plan as amended and restated also (a) imposes minimum one-year vesting requirements with certain limitations, (b) extends the prohibition on repricing stock options without shareholder approval to include SARs, (c) expands the types of events for which adjustments will be made in the event of changes in capital structure, (d) expands the scope of the Company’s clawback policy, and (e) contains certain clarifying, administrative and technical changes.
As discussed under the heading “Section 162(m) Re-Approval” beginning on page 39, approval of the Plan as amended and restated is also intended to constitute re-approval of the material terms of the performance goals under the Plan for purposes of Section 162(m) of the Code.
If our shareholders do not approve the Plan as amended and restated, new awards may be granted to eligible participants (other than covered employees under the Plan) only up to the number of shares currently authorized and available for issuance under the Plan, and the Compensation Committee will make a determination in its business judgment as to the appropriate compensation for covered employees, taking into account considerations important to the Company’s success and the benefits and costs to the Company, including the additional costs arising from the Company’s inability to deduct all or a portion of the compensation paid to covered employees.

Purpose of the Plan

As discussed in the Compensation Discussion and Analysis beginning on page 15, the availability of stock options, restricted stock and other stock-based incentives under the Plan is an important part of the Company’s overall incentive compensation program, which consists of annual performance-based cash incentive awards under the shareholder-approved Executive Performance Sharing Plan, long-term performance-based cash incentive awards under the shareholder-approved Long-Term Incentive Plan, and long-term equity awards under the Plan that are tied to the performance of the Class B Stock. The Board of Directors believes that equity awards granted under the Plan are essential to the Company’s ability to attract and retain experienced officers, directors, employees and other service providers and to provide an incentive for them to exert their best efforts on behalf of the Company.

Key Features of the Plan

The Plan includes several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•
Fungible share pool. Shares issued in connection with restricted stock and other “full-value” stock awards will count against the number of shares authorized for issuance under the Plan at a higher rate than shares issued upon exercise of stock options and SARs after a threshold for full-value awards is exceeded.

•	No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the Plan can be automatically replenished.

•
No discounted options or SARs. Stock options and stock appreciation rights (SARs) may not be granted with an exercise or grant price lower than the fair market value of the underlying shares on the date of grant.

•	No repricing of options or SARs without shareholder approval. The Plan prohibits the direct or indirect repricing of stock options or SARs without prior shareholder approval.

•
No liberal share counting or “recycling” of shares from exercised stock options or SARs. Shares withheld by or delivered to the Company to satisfy the exercise or grant price of stock options and SARs or tax withholding obligations upon such exercise will not be available for future grants.

•	No liberal change-in-control definition. Change in control benefits are triggered only by the occurrence, rather than shareholder approval, of a merger or other change in control event.

•
Double-trigger change-in-control vesting. If awards are assumed by a successor company in connection with a change in control, such awards will not automatically vest and pay out solely as a result of the change in control.

NIKE, INC.•2015 Notice of Annual Meeting 37

PROPOSAL 5

•
Minimum vesting requirements. Awards are required to meet minimum vesting requirements of at least one year with limited exceptions. Historically it has been the Company’s practice to grant stock options that generally vest over a four-year period and stock awards that generally vest over a three-year period.

•	Limit on non-employee director awards. The Plan establishes a maximum amount of shares that may be granted to a non-employee director in any fiscal year.

•	No dividends on unearned performance-based awards. Dividends or dividend equivalents may not be paid on unearned performance-based awards.

•	Awards subject to clawback policy. Awards granted under the Plan are subject to the Company’s clawback policy.

•	No excise tax gross-ups on change in control. The Plan does not provide for any excise tax gross-ups.

•
No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless the transfer is approved by the Compensation Committee and is for no consideration.

Background for Requested Share Authorization

The Board of Directors is asking shareholders to approve the amendment and restatement of the Plan to authorize an additional 33,000,000 shares of Class B Stock for the Plan, thereby increasing the total number of shares reserved for issuance under the Plan from 326,000,000 (post-December 2012 stock split) to 359,000,000 shares.
In setting the proposed increase in the number of shares authorized for issuance under the Plan, the Compensation Committee and the Board of Directors considered a number of factors, which are discussed further below, including:

•	The shares available and total outstanding equity awards under the Plan and how long the shares available are expected to last.

•	Historical equity award granting practices, including the Company’s three-year average share usage rate, or burn rate.

•	The expected value transfer and dilution.

Shares Available and Outstanding Equity Awards under the Plan. In setting the number of shares authorized for issuance under the Plan, we considered the shares available and total outstanding equity awards under the Plan and how long the shares available are expected to last. Under the heading “Equity Compensation Plan Information” beginning on page 43, as required by SEC rules, we provide information about shares of Class B Stock that may be issued under our equity compensation plans as of May 31, 2015, the end of fiscal 2015. To facilitate the approval of the Plan, set forth below is certain additional information as of the record date, July 20, 2015.
As of July 20, 2015, we had 855,384,053 shares of Class A Stock and Class B Stock issued and outstanding. The closing price of the Class B Stock as reported on the New York Stock Exchange on July 20, 2015 was $113.13.
As described in more detail in the table below, under the Plan (and without giving effect to approval of the proposed share increase), as of July 20, 2015:

•
Out of the total of 326,000,000 shares of Class B Stock authorized for issuance under the Plan, only 20,122,341 shares remained available for grant as of July 20, 2015. The Board of Directors believes additional shares will be needed under the Plan to provide appropriate incentives to key employees and other service providers.

•	66,315,194 stock options (vested and unvested) were outstanding with a weighted-average exercise price of $57.48 per share and a weighted-average remaining term of 6.56 years.

•	2,054,128 shares underlying full-value awards (such as restricted stock and restricted stock units) were outstanding.

Total shares underlying outstanding options	66,315,194
Weighted-average exercise price of outstanding options	$57.48
Weighted-average remaining contractual life of outstanding options	6.56 years
Total shares underlying outstanding unvested restricted stock units	1,717,950
Total issued shares underlying outstanding restricted stock subject to forfeiture	336,178
Total shares currently available for grant	20,122,341

Historical Equity Award Granting Practices. In setting the number of shares authorized for issuance under the Plan, we considered the number of equity awards granted under the Plan in the past three fiscal years. In fiscal 2013, fiscal 2014 and fiscal 2015, the Company granted equity awards representing a total of approximately 16,184,317 shares, 8,378,559 shares and 9,516,163 shares, respectively, as follows:

	Fiscal 2013	Fiscal 2014	Fiscal 2015
Stock options granted	14,592,926	8,086,449	9,261,310
Restricted stock and restricted stock units granted	1,591,391	292,110	254,853
Weighted-average common shares outstanding during the fiscal year (Class A and Class B)	897,300,000	883,400,000	861,700,000
Burn rate	1.80	0.95	1.10

We also considered our three-year average burn rate (fiscal 2013, fiscal 2014 and fiscal 2015) of 1.28%.This rate is lower than the industry thresholds established by certain major proxy advisory firms.

NIKE, INC.•2015 Notice of Annual Meeting 38

PROPOSAL 5

Our future burn rate will depend on a number of factors, including the number of participants in the Plan, the price per share of the Class B Stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in our capital structure due to stock splits or similar events, the compensation practices of our competitors or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.
Expected Value Transfer and Potential Dilution. In setting the number of shares authorized for issuance under the Plan, we also considered the expected shareholder value transfer and potential dilution that would result by approval of the increase in shares authorized for the Plan, including the policies of certain institutional investors and major proxy advisory firms. The actual dilution will depend on several factors, including the types of awards made under the Plan, as well as the Plan’s fungible share provision, which is described under Description of the Plan--Share Counting and Fungible Pool on page 40.
As of July 20, 2015, our dilution, or equity overhang (the number of shares subject to outstanding equity awards plus the number of shares available to be granted (“Total Award Shares”), divided by total outstanding Class A Stock and Class B Stock) under the Plan was 10%. If the proposed share increase is approved, the potential dilution will be 14%. On a fully diluted basis (Total Award Shares divided by total outstanding Class A Stock and Class B Stock plus Total Award Shares), the potential dilution was 9%. If the proposed share increase is approved, the potential dilution on a fully diluted basis will be 12%.

Section 162(m) Re-Approval

Section 162(m) of the Code prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million per year paid to any of its chief executive officer or three other most highly compensated executive officers (other than the chief financial officer). However, if certain conditions are met, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Section 162(m) of the Code is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and re-approved by our shareholders every five years. Thus, our shareholders are being asked to approve this Proposal 5 to ensure that the Compensation Committee has the flexibility to grant awards under the Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code.
If our shareholders do not approve the Plan as amended and restated, no new awards will be granted to covered employees under the Plan, and the Compensation Committee will make a determination in its business judgment as to the appropriate compensation for such employees, taking into account considerations important to the Company’s success and the benefits and costs to the Company, including the additional costs arising from the Company’s inability to deduct all or a portion of the compensation paid to covered employees.

Summary of the Plan

The complete text of the Plan is attached to this proxy statement as Exhibit B. The following description of the Plan is a summary of certain provisions of the Plan as proposed to be amended (including the material terms of the performance goals for purposes of Section 162(m) of the Code), and is qualified in its entirety by reference to Exhibit B.

Description of the Plan

Eligibility. All employees, officers and directors of the Company and any parent or subsidiary corporation of the Company, as well as consultants, advisors and independent contractors to the Company, are eligible to be selected for awards under the Plan. As of July 20, 2015, the number of persons eligible to receive awards under the Plan was approximately 4,817. As of that date, approximately 2,923 persons held stock options, restricted stock and restricted stock units under the Plan.
Administration. The Plan is administered by the Compensation Committee. The Committee may promulgate rules and regulations for the operation of the Plan and related agreements and generally supervises the administration of the Plan. The Committee determines the individuals to whom awards are made under the Plan, the amount of the awards, and the other terms and conditions of the awards, except that the Committee has delegated to a board committee consisting of the Chief Executive Officer the authority to grant awards with respect to a maximum of 100,000 shares to any eligible individual who is not at the time of such grant subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 and the regulations thereunder. The Committee may also advance any waiting period, accelerate any exercise date, or waive or modify any restriction with respect to an award.
Term of Plan. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. No awards may be made under the Plan on or after the tenth anniversary of shareholder approval of the Plan as amended and restated. Approval of this Proposal 5 accordingly will extend the term in which awards may be made under the Plan to September 17, 2025. The Board of Directors has the power to suspend, terminate, modify or amend the Plan at any time.
Shares Subject to the Plan and Maximum Awards. Subject to adjustment as provided in the Plan as proposed to be amended, the aggregate number of shares of Class B Stock reserved and authorized for issuance pursuant to awards granted under the Plan is 359,000,000.
Subject to adjustment as provided in the Plan as proposed to be amended, for awards intended to be qualified as performance-based compensation under Section 162(m) of the Code, the aggregate maximum number of shares of Class B Stock underlying awards granted under the Plan during any one fiscal year to any one participant may not exceed (i) 1,000,000 shares, plus an additional aggregate of 1,000,000 shares for one-time awards to newly hired or newly promoted individuals for options and SARs, and (ii) 1,000,000 shares, plus an additional aggregate

NIKE, INC.•2015 Notice of Annual Meeting 39

PROPOSAL 5

of 1,000,000 shares for one-time awards to newly hired or newly promoted individuals, for stock awards, including restricted stock, restricted stock units and performance-based awards.
Directors who are not employees of the Company may not be granted any award or awards denominated in shares that exceed in the aggregate $500,000 in value in any fiscal year, plus an additional $500,000 in value for one-time awards to a newly appointed or elected non-employee director.
Subject to adjustment as provided in the Plan as proposed to be amended, a maximum of 359,000,000 shares of Class B Stock is available for issuance under incentive stock options.
Share Counting and Fungible Pool. Shares underlying awards that expire, terminate or are canceled or forfeited to the Company may be reused for subsequent awards, except that the following shares may not be reused: (i) shares tendered to the Company or withheld by the Company to pay the exercise price of an option, (ii) shares that were subject to stock-settled SARs and were not issued upon the net settlement or net exercise of such SARs or (iii) shares tendered to or withheld by the Company to pay the withholding taxes with respect to the exercise or settlement of an option or SAR. Shares tendered to or withheld by the Company to satisfy tax withholding obligations with respect to the vesting or settlement of stock awards and performance-based awards may be reused for subsequent awards.
The Plan includes a limitation on the grant of full value stock awards and performance-based awards (“full-value awards”). If the net number of shares issued pursuant to full value awards after July 16, 2010 exceeds 7,000,000 shares (adjusted for the December 2012 stock split), plus the number of shares forfeited or withheld to satisfy tax withholding obligations under stock awards outstanding as of that date, any excess shares issued under such awards will be counted against the shares available under the Plan as 2.8 shares for each share issued. The number of shares issued pursuant to stock awards and performance-based awards that are forfeited to the Company or withheld to satisfy tax withholding obligations will become available for future grants under the Plan, except that if any stock awards or performance-based awards are counted against the shares available as 2.8 shares for each share issued, an equal number of forfeitures and tax withholdings will be counted as 2.8 shares in determining the number of shares that again become available under the Plan. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the Plan will be reduced by the number of shares issued upon exercise of the option, plus the number of shares, if any, withheld upon exercise to satisfy required tax withholding.
Types of Awards. The Plan authorizes the award of stock options, SARs, restricted stock, restricted stock units, and performance-based awards.
Stock Options. The Committee may grant stock options to eligible individuals under the Plan. The Committee will determine the individuals to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised and whether each option is an incentive stock option (intended to meet all of the requirements of an incentive stock option as defined in Section 422 of the Code) or a non-statutory stock option. The exercise price of each option may not be less than 100 percent of the fair market value of the underlying shares on the date of grant.
Options may be granted for varying periods established at the time of grant, not to exceed 10 years from the date of grant. The Committee has discretion to allow non-statutory stock options to be transferred for no consideration to immediate family members of the optionee. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee’s employment with the Company, the Plan provides that, unless otherwise determined by the Committee, the optionee’s options may be exercised for specified periods thereafter (four years in the case of termination by reason of retirement (after reaching age 55 with 5 years of service), death or disability and three months in the case of termination for any other reason). The Plan also provides that upon any termination of employment, the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable.
The purchase price for shares purchased pursuant to the exercise of options must be paid in cash or, with the consent of the Committee, in whole or in part in shares of Class B Stock. With the consent of the Committee, an optionee may request the Company to withhold shares from the exercise to cover the exercise price or minimum required tax withholding.
Stock Appreciation Rights. The Committee may grant stock appreciation rights (SARs) to eligible individuals under the Plan. SARs may, but need not, be granted in connection with an option. An SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class B Stock over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered.
An SAR is exercisable only at the time or times established by the Committee, but not after 10 years from the date of grant. If an SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of an SAR may be made in shares of Class B Stock valued at fair market value, or in cash, or partly in stock and partly in cash, as determined by the Committee.
Repricing Prohibition. The Plan provides that, unless shareholder approval is obtained, no stock option or SAR right may be (a) amended to reduce the exercise or grant price or (b) canceled in exchange for cash, another award or any other consideration at a time when the exercise or grant price of the option or SAR exceeds the fair market value of the Class B Stock.
Stock Awards, Including Restricted Stock and Restricted Stock Units. The Committee may grant shares of Class B Stock to eligible individuals as stock awards under the Plan. The Committee will determine the individuals to receive stock awards, the number of shares to be awarded and the time of the award. Stock awards will be subject to the terms, conditions and restrictions determined by the Committee. Restrictions may include restrictions concerning transferability, forfeiture of the shares issued, or such other restrictions as the Committee may determine. Stock awards subject to restrictions may be either restricted stock awards under which shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which shares are not issued until after vesting conditions are satisfied.

NIKE, INC.•2015 Notice of Annual Meeting 40

PROPOSAL 5

Performance-Based Awards. The Committee may grant performance-based awards denominated in shares of Class B Stock. All or part of the shares of Class B Stock subject to the awards will be earned if performance targets established by the Committee for the period covered by the award are met and the recipient satisfies any other restrictions established by the Committee.
Section 162(m) Award Performance Measures. The Committee may intend that certain stock awards and performance-based awards described above qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Such awards must be conditioned upon the attainment of performance goals that are based on one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges.
Acceleration in Certain Events. The Plan does not provide for single-trigger acceleration if an acquiring company assumes outstanding options, SARs and restricted stock units awards in a change in control. The Plan generally provides that, unless otherwise determined by the Committee, vesting of options, SARs and stock awards granted under the Plan will be accelerated if, within two years after a change in control, a participant’s employment is terminated by the Company without cause or by the participant for good reason. Vesting will also be accelerated if the Company is acquired and the acquiring company does not assume outstanding options, SARs and restricted stock units. A “change in control” is generally defined to include (i) completion of a sale of all or substantially all of the assets of the Company or an acquisition of the Company through a merger, consolidation or share exchange, (ii) the nomination (and subsequent election) in a two-year period of a majority of our directors by persons other than the incumbent directors, (iii) the acquisition by any person of more than 50% of the outstanding Class A Stock while the Class A Stock elects a majority of our directors, and (iv) if the Class A Stock ceases to elect a majority of our directors, the acquisition by any person of more than 30% of the total outstanding Class A Stock and Class B Stock.
The Plan also provides that, unless otherwise determined by the Committee, vesting of all options will be accelerated if the optionee’s employment is terminated by reason of death or disability, and vesting of all options outstanding for at least one year will be accelerated if the optionee retires after reaching age 60 with 5 years of service. Unless otherwise determined by the Committee, if an optionee retires after reaching age 55 with 5 years of service, his or her options granted at least one year prior to retirement will continue to vest according to their vesting schedules notwithstanding termination of employment.
Clawback Policy. Awards under the Plan are subject to the Company’s Policy for Recoupment of Incentive Compensation. This clawback policy generally requires executive officers who are involved in wrongful conduct that results in a restatement of the Company’s financial statements and who, after the initial release of the financial statements and prior to the announcement of the restatement, sell any shares acquired under the Plan, to repay to the Company the amount determined by the Board of Directors to be the excess amount received from such sales. Awards under the Plan will also be subject to such other policy regarding clawback or recoupment of incentive compensation as may be subsequently approved by the Committee from time to time or set forth in any agreement or notice evidencing an award, as well as the requirements of applicable law and regulation regarding clawback or recoupment of incentive compensation. By acceptance of any awards under the Plan, a participant expressly agrees to repay to the Company any amount that may be required to be repaid under these provisions.
Corporate Mergers. The Committee may make awards under the Plan that have terms and conditions that vary from those specified in the Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated company is a party.
Award Information
Plan Benefits. All awards to employees, officers, directors and consultants under the Plan are made at the discretion of the Board of Directors and its delegates. Therefore, the benefits and amounts that will be received or allocated under the Plan are not determinable at this time. Please refer to the description of grants made to the Named Executive Officers in the last fiscal year described in the Fiscal 2015 Grants of Plan-Based Awards table on page 28. Grants made to our non-employee directors in the last fiscal year are described in Director Compensation for Fiscal 2015 on page 10.
Aggregate Past Grants Under the Plan. The following table sets forth information with respect to options and other awards previously granted under the Plan:

Name and Position	Number of Shares Covered by Options	Number of Shares Covered by Other Awards
Mark G. Parker	7,844,232	1,710,435
Donald W. Blair	2,310,000	363,645
Trevor A. Edwards	1,691,000	360,050
Eric D. Sprunk	1,727,000	313,218
Jeanne P. Jackson	759,000	162,584
All current executive officers as a group	16,525,132	3,438,087
All non-employee directors as a group	1,760,000	71,916
Non-executive officer employee group	156,715,993	2,155,177

NIKE, INC.•2015 Notice of Annual Meeting 41

PROPOSAL 5

U.S. Federal Income Tax Information

The following is a general summary of the U.S. federal income tax consequences of awards under the Plan to the Company and to participants in the Plan who are citizens or residents of the United States for U.S. federal tax purposes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Stock Options
Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of the Class B Stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares acquired upon exercise, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of the Class B Stock already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.
Stock Appreciation Rights
A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a base value at least equal to the fair market value of the Class B Stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the base value of the SAR. When a participant sells any shares acquired upon exercise, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the total base value.
Restricted Stock Awards
A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares.
Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, the participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. A Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the participant files his or her federal income tax return. The notice must be filed within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.
The tax treatment of a subsequent disposition of restricted stock will depend upon whether the participant has made a timely and proper Section 83(b) election. If the participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restrictions lapse generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares, plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of the Section 83(b) election, as the case may be. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making a Section 83(b) election.
Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

NIKE, INC.•2015 Notice of Annual Meeting 42

PROPOSAL 5

Restricted Stock Units
A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a restricted stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.
Other Awards
The U.S. federal income tax consequences of other awards under the Plan will depend upon the specific terms of each award.
Tax Consequences to the Company
In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.
Section 409A
We intend that awards granted under the Plan comply with, or otherwise be exempt from, Section 409A of the Code.
Tax Withholding
The Company is authorized to deduct or withhold from any award granted or payment due under the Plan, or require a participant to remit to the Company, the amount of any withholding taxes due in respect of the award or payment. Tendering shares held by the participant or share withholding for taxes is permitted.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR approval of the amendment and restatement of the Plan.

Equity Compensation Plan Information

The following table summarizes information regarding outstanding options and shares available for future issuance under equity compensation plans approved by shareholders and equity compensation plans that were not approved by shareholders as of May 31, 2015. The table does not reflect issuances made during fiscal 2016, nor does it give effect to the proposed amendment and restatement of the Stock Incentive Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders	59,732,408 (1)	$47.03	33,793,639
Equity compensation plans not approved by shareholders (2)	—	—	908,296
Total	59,732,408	$47.03	34,701,935

(1)
Includes 59,732,408 shares subject to awards of options, restricted stock units and stock appreciation rights outstanding under the Stock Incentive Plan. Includes 30,402,878 shares available for future issuance under the Stock Incentive Plan, and 3,390,761 shares available for future issuance under the Employee Stock Purchase Plan.

(2) Includes 908,296 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.
(3) These weighted-average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock units.

NIKE, INC.•2015 Notice of Annual Meeting 43

PROPOSAL 6

Proposal 6	Consider a shareholder proposal regarding political contributions disclosure

The following shareholder proposal (the "Proposal") will be voted on at the annual meeting only if properly presented by or on behalf of the shareholder proponent. Mercy A. Rome, c/o Investor Voice, 1033 - 12th Ave. N.W., Seattle, WA 98177, a holder of 38 shares of Class B Stock, and Green Century Equity Fund, 114 State Street, Suite 200, Boston, MA 02109, a holder of 11,889 shares of Class B Stock, submitted the the Proposal. The Board of Directors recommends a vote AGAINST the Proposal and asks shareholders to read through NIKE’s response which follows the shareholder proposal.
RESOLVED: Shareholders request that NIKE, Inc. (“NIKE”) provide a report, updated semiannually, that discloses NIKE’s:

1.
Policies and procedures for making, with corporate funds or assets, direct or indirect contributions and expenditures to: (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of person(s) at NIKE responsible for decision-making.

The report shall be presented to the Board or relevant Board committee, and posted on NIKE’s website.

Supporting Statement

As long-term shareholders, we support transparency and accountability in corporate spending on political activities. Disclosure is in the best interest of shareholders, and is critical for NIKE’s compliance with federal ethics laws. Gaps in transparency and accountability expose NIKE to reputational and business risks that could threaten shareholder value.

NIKE has a policy statement regarding political contributions; however, we believe this policy has the following significant gaps:

•	It requires senior-executive approval of contributions only when amounts aggregate more than $100,000 annually to an entity. This threshold is too high to ensure meaningful stewardship.

•	Its description of what NIKE will disclose is confusing and includes a $100,000 threshold for reporting, which is far too high to ensure adequate transparency.

•	It does not address payments to any third-party group, including trade associations and 501(c)(4) organizations.

•
NIKE pledged in 2011 to make disclosures annually, but a 2013 disclosure (the first to be released, covering 2012) reports on a single state: Oregon. It appears that NIKE’s criteria for reporting (“…direct political cash contributions in any U.S. state where more than 50% of NIKE’s total annual contributions were made…”), ensures that there will never be more than a single state reported on, and in some cases there may not be any.

NIKE contributed at least $1.97 million in corporate funds since the 2004 election cycle (CQ: www.politicalmoneyline.com and National Institute on Money in State Politics: www.followthemoney.org).

However, publicly available data does not provide a complete picture of NIKE’s political spending. For example, NIKE’s payments to trade associations used for political activities are entirely undisclosed and unknown.

This common-sense governance proposal asks NIKE to disclose all of its political spending, including payments to trade associations and other tax exempt organizations that are used for political purposes. This would bring NIKE in line with a growing number of leading companies - including Exelon, Merck, and Microsoft - that are transparent about their political activity and disclosure this information on their websites.

NIKE’s Board and its shareholders need comprehensive disclosure in order to fully evaluate the political use of corporate assets. Therefore, we urge your support FOR this critical governance reform.

NIKE, INC.•2015 Notice of Annual Meeting 44

PROPOSAL 6

The Company's Statement in Opposition to Proposal 6

The Board of Directors opposes this shareholder proposal because:

•	Our current policies and disclosures already address many of the items requested by the proposal;

•	In the Board's judgment, more disclosure than we already make would not be in the best interests of shareholders; and

•	In 2012 and 2013, virtually identical proposals were rejected by approximately 78% and 82%, respectively, of shares voting at the meeting.

Frankly, we agree with our shareholders.

NIKE has strong governance practices and accountability in corporate spending on political activities, and we have a level of transparency that we believe allows shareholders to have the information they need to make informed decisions. The Proposal is unnecessary to achieve these objectives, and the proponent offers no new compelling evidence or arguments in support of the proposal.

NIKE’s Political Contributions Policy (the “Policy”) is designed to give shareholders confidence that there is proper oversight of political activity, and to allow shareholders to assess any risks associated with significant contributions. All of our political contributions and expenditures are made in accordance with the Policy, and our objective is to strictly comply with all public reporting laws. Our Policy ensures that political contributions, trade group memberships, and policy statements are made in a manner consistent with NIKE's core values to protect or enhance shareholder value, without regard to the private political preferences of our corporate officers. Our Policy describes the policies and procedures for making corporate political contributions, how they are approved, who must approve them, and how they are reported to the Board's independent Nominating and Corporate Governance Committee. We disclose our Policy on our website at http://investors.nike.com/investors/corporate-governance.

Consistent with our Policy, we also annually disclose on our website all direct political contributions to any candidate, political party, or ballot initiative in any year that exceeds $100,000, and all political contributions in any U.S. state where we make more than 50% of our political contributions in any year. We believe these disclosures provide shareholders meaningful information to assess any risks posed by significant political contributions. Our disclosures are simple, accurate, and clear. And we have posted them for every year starting with 2012.

Our Policy also requires that management annually report to the Board's independent Nominating and Corporate Governance Committee on compliance with our Policy, and to review the strategic priorities for political contributions and trade association affiliations, to ensure they align with the long-term business objectives of the Company.

The expanded disclosure requested in this proposal could place NIKE at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of NIKE, its employees, and shareholders. Because parties with interests adverse to NIKE also participate in the political process to their business advantage, any unilateral expanded disclosure could benefit them, while harming the interests of NIKE and its shareholders.

In summary, the Board of Directors believes the proposal is unnecessary because NIKE already complies with a comprehensive policy for oversight and disclosure of political contributions. The proposal would create unnecessary administrative costs, as well as expose NIKE to competitive harm, without commensurate benefit to our shareholders. Our shareholders have understandably rejected this proposal twice before.

Board Recommendation

The Board of Directors recommends a vote AGAINST the shareholder proposal.

NIKE, INC.•2015 Notice of Annual Meeting 45

PROPOSAL 7

Proposal 7	Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has sole authority to retain, with shareholder ratification, the Company’s independent registered public accounting firm. The Audit Committee directly oversees the firm’s work with respect to the annual audit of the Company’s consolidated financial statements and internal control over financial reporting and approves all audit engagement fees and terms. At least annually, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence, including a review and evaluation of its lead partner. The Audit Committee is also involved in the selection of the new lead engagement partner following mandated rotation of the firm’s lead partner, and is responsible for considering the benefits of rotation of the Company’s independent registered public accounting firm.

The Audit Committee has appointed PricewaterhouseCoopers LLP to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending May 31, 2016 and to render other professional services as required.
PricewaterhouseCoopers LLP has served as the Company's independent registered public accounting firm for many years. The Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP as the independent registered public accounting firm is in the best interests of the Company and its shareholders.
Accordingly, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification. If the appointment is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services incurred in the most recent two fiscal years, were as follows:

Type of Service	2015		2014
Audit Fees (1)	$19.4	million	$13.6	million
Audit-Related Fees (2)	0.1	million	0.1	million
Tax Fees (3)	1.9	million	2.1	million
All Other Fees (4)	0.1	million	0.7	million
Total	$21.5	million	$16.5	million

(1)
Comprises the audits of the Company’s annual financial statements and internal controls over financial reporting and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services and consents to SEC filings.

(2)	Comprises employee benefit plan audits and consultations regarding financial accounting and reporting.

(3)
Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $1.0 million and $1.7 million of the tax fees for fiscal 2015 and 2014, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprises other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2015, fees totaling $29,900, or less than 0.2% of total fees, were paid to PricewaterhouseCoopers LLP for three engagements that were not pre-approved. Additionally, fees totaling $1,400 paid to PricewaterhouseCoopers LLP in fiscal 2014 and representing less than 0.1% of total fiscal 2014 fees for one engagement were identified as not pre-approved. All such services were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed. During fiscal 2015 and 2014 all other services performed by, and fees paid to, PricewaterhouseCoopers LLP were approved in advance.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2016.

Report of the Audit Committee

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•
Discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Statement on Auditing Standards No. 16 Communications with Audit Committees.

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PROPOSAL 7

•
Received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

•
Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

•	Alan B. Graf, Jr., Chairman

•	John G. Connors

•	Michelle A. Peluso

•	Orin C. Smith

NIKE, INC.•2015 Notice of Annual Meeting 47

OTHER MATTERS / SHAREHOLDER PROPOSALS

Other Matters
As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

Shareholder Proposals

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2016 annual meeting of shareholders must be received by John F. Coburn III, Vice President and Corporate Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 9, 2016 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, which for the 2016 annual meeting of shareholders is July 19, 2016, and that notice must meet certain other requirements described in the bylaws.
For the Board of Directors,
John F. Coburn III
Vice President and Corporate Secretary

NIKE, INC.•2015 Notice of Annual Meeting 48

EXHIBIT A

Exhibit A
NIKE, Inc. Executive Performance Sharing Plan
This is the Executive Performance Sharing Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.
Section 1. Definitions.
The following terms have the following meanings:
Board: The Board of Directors of the Company.
Code: The Internal Revenue Code of 1986, as amended.
Committee: The Compensation Committee of the Board, provided however, if the Compensation Committee of the Board is not composed entirely of Outside Directors, the “Committee” shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.
Company: NIKE, Inc.
Exchange Act: The Securities Exchange Act of 1934, as amended.
Executive Officer: The meaning ascribed to this term by Rule 3b-7 promulgated under the Exchange Act.
Outside Directors: The meaning ascribed to this term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.
Performance Target: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Year based on one or more of the following: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing a Performance Target.
Plan: The Executive Performance Sharing Plan of the Company.
Target Award: An amount of cash compensation to be paid to a Plan participant based on achievement of a particular Performance Target level established by the Committee, expressed as a percentage of the participant’s base salary at the beginning of the Year, determined in accordance with guidelines established by the Committee.
Year: The fiscal year of the Company.
Section 2. Objectives.
The objectives of the Plan are to:
(a) recognize and reward on an annual basis the Company’s Executive Officers for their contributions to the overall profitability and performance of the Company; and
(b) qualify compensation under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
Section 3. Administration.
The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.
Section 4. Participation.
Participation in the Plan shall be limited to individuals who are designated as Executive Officers of the Company.

Section 5. Determination of the Performance Targets and Awards.

The Committee shall determine, in its sole discretion, the Performance Targets and Target Award opportunities for each participant, within 90 days of the beginning of each Year. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan. The maximum Target Award opportunity under the Plan for a participant in any Year shall be $10 million.
Section 6. Determination of Plan Awards.
At the conclusion of the Year, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the Plan, the Committee shall certify in the Committee’s internal meeting minutes the attainment of the Performance Targets for the Year and the calculation of the awards. No award shall be paid if the related Performance Target is not met. In no event shall an award to any participant exceed $10 million. The Committee may, in its sole discretion, reduce or eliminate any participant’s calculated award based on circumstances relating to the performance of the Company or the participant. Awards will be paid in cash as soon as practicable following the Committee’s certification of the awards.
Section 7. Termination of Employment.

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EXHIBIT A

The terms of a Target Award may provide that in the event of a participant’s termination of employment for any reason during a Year, the participant (or his or her beneficiary) will receive, at the time provided in Section 6, all or any portion of the award to which the participant would otherwise have been entitled.
Section 8. Clawback Policy.
Unless otherwise provided at the time of establishing a Target Award, all awards under the Plan shall be subject to (a) any applicable securities, tax and stock exchange laws, rules, regulations and requirements relating to the recoupment or clawback of incentive compensation, (b) the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect at the time the Target Award is established, (c) such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee and (d) any clawback or recoupment provisions set forth in any agreement or notice evidencing the participant’s Target Award. By acceptance of any payment under the Plan, a participant expressly agrees to repay to the Company any amount that may be required to be repaid under the applicable policy.
Section 9. Miscellaneous.
(a) Amendment and Termination of the Plan. The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time except insofar as approval by the Company’s shareholders is required pursuant to Section 162(m)(4)(C)(ii) of the Code. The Plan shall terminate at the first shareholder meeting that occurs in the fifth Year after the Company’s shareholders approve the Plan. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of Target Awards previously established.
(b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.
(c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.
(d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant’s death.
(e) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.
(f) Choice of Law and Venue. The Plan, all awards granted thereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon. For purposes of litigating any dispute that arises under the Plan, all awards granted thereunder and all determinations made and actions taken pursuant thereto, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed.

NIKE, INC.•2015 Notice of Annual Meeting 50

EXHIBIT B

Exhibit B
NIKE, INC. STOCK INCENTIVE PLAN As amended and restated as of June 18, 2015

1. Purpose. The purpose of this Stock Incentive Plan (the “Plan”) is to enable NIKE, Inc. (the “Company”) to attract and retain as directors, officers, employees, consultants, advisors and independent contractors people of initiative and ability and to provide additional incentives to such persons.

2. Shares Subject to the Plan.

(a) Shares Authorized. Subject to adjustment as provided below and in paragraph 10, the shares to be offered under the Plan shall consist of Class B Common Stock of the Company (“Shares”), and the total number of Shares that may be issued under the Plan shall not exceed three hundred fifty-nine million (359,000,000) Shares (the “Plan Limit”).

(b) Share Usage. If an option or stock appreciation right granted under the Plan expires, terminates or is canceled, the unissued Shares subject to such option or stock appreciation right shall again be available under the Plan. If any Shares issued pursuant to a Stock Award (as defined in paragraph 7) or a Performance-Based Award (as defined in paragraph 8) are forfeited to the Company, or the award expires, terminates or is canceled, the number of Shares forfeited or unissued shall again be available under the Plan. Upon the exercise of an option, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued upon exercise of the options, plus the number of Shares, if any, withheld upon exercise as full or partial payment of the exercise price or to satisfy the tax withholding amount. Upon the exercise of a stock appreciation right for Shares, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares covered by the stock appreciation right. Cash payments of stock appreciation rights shall not reduce the number of Shares reserved for issuance under the Plan. Upon the issuance of Shares under a Stock Award or a Performance-Based Award, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued. For all purposes of this paragraph 2(b), the number of Shares “issued” pursuant to a Stock Award or a Performance-Based Award shall be net of any Shares withheld to satisfy tax withholding obligations with respect to the award. The number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Shares subject or paid with respect to an award.

(c) Fungible Share Provision. Any Shares subject to an option or stock appreciation right granted under the Plan shall be counted against the Plan Limit as one Share for every one Share subject to such option or stock appreciation right, except that a stock appreciation right payable solely in cash shall not be counted against the Plan Limit. Any Shares issued pursuant to a Stock Award or a Performance-Based Award shall be counted against the Plan Limit as one Share for every one Share so issued; provided, however, that if the aggregate number of Shares issued pursuant to Stock Awards and Performance-Based Awards granted after July 16, 2010 exceeds the Full Value Limit (as defined below), any excess Shares issued under those awards shall be counted against the Plan Limit as two and eight-tenths (2.8) Shares for every one Share so issued. If any Shares issued pursuant to a Stock Award or a Performance-Based Award are counted against the Plan Limit as two and eight-tenths (2.8) Shares as provided above, and any Shares issued pursuant to a Stock Award or a Performance-Based Award are subsequently forfeited to the Company, the number of Shares that again become available under the Plan shall be equal to the number of Shares forfeited (up to the aggregate number of Shares previously counted against the Plan Limit as two and eight-tenths (2.8) Shares) multiplied by two and eight-tenths (2.8). Subject to adjustment as provided in paragraph 10, the “Full Value Limit” shall equal seven million (7,000,000) Shares plus the number of Shares issued pursuant to Stock Awards granted on or before July 16, 2010 that are forfeited to the Company or withheld to satisfy tax withholding obligations after July 16, 2010.

(d) Award Limits.

(i) Incentive Stock Options. Subject to adjustment under paragraph 10, a maximum of three hundred fifty-nine million (359,000,000) Shares shall be available for issuance under Incentive Stock Options.

(ii) Individual Award Limits for Section 162(m). Subject to adjustment under paragraph 10, the maximum number of each type of award intended to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), granted to any individual in any fiscal year shall not exceed the following: (A) options and stock appreciation rights: an aggregate of one million (1,000,000) Shares, plus an additional aggregate of one million (1,000,000) Shares for one-time awards to newly hired or newly promoted individuals,

NIKE, INC.•2015 Notice of Annual Meeting 51

EXHIBIT B

and (B) Stock Awards (including restricted stock and restricted stock units) that are Performance-Based Awards: one million (1,000,000) Shares, plus an additional aggregate of one million (1,000,000) Shares for one-time awards to newly hired or newly promoted individuals.

(iii) Limits on Awards to Non-Employee Directors. No Non-Employee Director may be granted any award or awards denominated in Shares that exceed in the aggregate $500,000 in value (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any fiscal year, plus an additional $500,000 in value for one-time awards to a newly appointed or elected Non-Employee Director. A “Non-Employee Director” is any member of the Board of Directors who is not an employee of the Company.

(e) Dividends. Participants in the Plan may, if the Committee (as defined in paragraph 4) so determines, be credited with dividends or dividend equivalents for dividends paid with respect to Shares underlying an award in a manner determined by the Committee in its sole discretion, provided that with respect to awards that are subject to achievement of performance goals, any such credited dividends or dividend equivalents may only be paid with respect to the portion of such awards that is actually earned. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of the Class B Common Stock, restricted stock or restricted stock units.

3. Duration of Plan. The Plan shall continue in effect until all Shares available for issuance under the Plan have been issued and all restrictions on such Shares have lapsed; provided, however, that no awards shall be made under the Plan on or after the 10th anniversary of the last action by the shareholders approving any amendment to the Plan or amendment and restatement of the Plan to increase the number of Shares available for issuance under the Plan. The Board of Directors may suspend or terminate the Plan at any time except with respect to awards and Shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding awards or the forfeitability of Shares issued under the Plan.

4. Administration.

The Plan shall be administered by a committee appointed by the Board of Directors of the Company consisting of not less than two directors (the “Committee”), which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards, except that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 14. Subject to the provisions of the Plan, the Committee may from time to time adopt and amend rules and regulations relating to administration of the Plan, adopt forms of award agreements setting out the terms and conditions of the awards, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

Notwithstanding anything to the contrary contained in this paragraph 4, the Board of Directors may delegate to the Chief Executive Officer of the Company, as a one-member committee of the Board of Directors, the authority to grant awards with respect to a maximum of 100,000 Shares to any eligible individual who is not, at the time of such grant, subject to the reporting requirements and liability provisions contained in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the regulations thereunder, provided that such committee may not grant awards pursuant to paragraph 8, and provided that any award so granted is made pursuant to the form of agreement approved by the Committee for such award. Notwithstanding anything to the contrary contained in this paragraph 4, the Board of Directors may delegate to the Chief Executive Officer of the Company, as a one-member committee of the Board of Directors, the authority to approve award terms for recipients of awards residing outside of the United States to the extent such terms are necessary or desirable to ensure compliance with applicable laws.

5. Types of Awards; Eligibility; General Terms of Awards.

(a) Awards. The Committee may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Code as provided in paragraph 6(b); (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in paragraph 6(c); (iii) grant Stock Awards, including restricted stock and restricted stock units, as provided in paragraph 7; (iv) grant Performance-Based Awards as provided in paragraph 8; and (v) grant stock appreciation rights as provided in paragraph 9.

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EXHIBIT B

(b) Eligibility. Any such awards may be made to employees, including employees who are officers or directors, of the Company or any parent or subsidiary corporation of the Company and to other individuals described in paragraph 1 who the Committee believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Committee shall select the individuals to whom awards shall be made. The Committee shall specify the action taken with respect to each individual to whom an award is made under the Plan.

(c) Termination of Service. For purposes of the Plan, service means service as a Non-Employee Director, consultant, advisor or independent contractor of the Company or a parent or subsidiary corporation of the Company and termination of service means termination of employment or service.

(d) Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, and subject to adjustment as provided in paragraph 10, the aggregate number of Shares that may be issued pursuant to awards granted under the Plan that either contain no restrictions or contain restrictions based solely on continuous employment or service over less than one year shall not exceed two million six hundred forty thousand (2,640,000) Shares. The above limitation will not, however, apply in the following situations: (1) a Change in Control (as defined in paragraph 11(b); (2) termination of service due to death or disability; and (3) a substitute award granted pursuant to paragraph 12.

6. Option Grants.

(a) Grant. The Committee may grant options under the Plan. With respect to each option grant, the Committee shall determine the number of Shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

(b) Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

(i) An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Shares subject to the option on the date it is granted, as described in paragraph 6(b)(iii), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(ii) Subject to paragraphs 6(b)(i) and 6(d), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(iii) The option price per share shall be determined by the Committee at the time of grant. Subject to paragraph 6(b)(i), the option price shall not be less than 100 percent of the fair market value of the Shares covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Class B Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal on the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Class B Common Stock of the Company as shall be specified by the Committee.

(iv) No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of Shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

(c) Non-Statutory Stock Options. The option price for Non-Statutory Stock Options shall be determined by the Committee at the time of grant. The option price may not be less than 100 percent of the fair market value of the Shares covered by the Non-Statutory Stock Option on the date the option is granted. The fair market value of Shares covered by a Non-Statutory Stock Option shall be determined pursuant to paragraph 6(b)(iii). No Non-Statutory Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(d) Exercise of Options. Except as provided in paragraph 6(f), no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or providing services to the Company or any parent or subsidiary corporation of the Company and shall have been so employed or providing services continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of employment or service for this purpose. Except as

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EXHIBIT B

provided in paragraphs 6(f), 10 and 11, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Committee, provided that options shall not be exercised for fractional Shares. Unless otherwise determined by the Committee, if the optionee does not exercise an option in any one year with respect to the full number of Shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those Shares in any subsequent year during the term of the option.

(e) Nontransferability. Except as provided below, each stock option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, and each option by its terms shall be exercisable during the optionee’s lifetime only by the optionee. A stock option may be transferred by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death. A Non-Statutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The Committee may, in its discretion, authorize all or a portion of a Non-Statutory Stock Option granted to an optionee to be on terms which permit transfer by the optionee to (i) the spouse, children or grandchildren of the optionee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership in which Immediate Family Members are the only partners, provided that (x) there may be no consideration for any transfer, (y) the option agreement pursuant to which the options are granted must expressly provide for transferability in a manner consistent with this paragraph, and (z) subsequent transfers of transferred options shall be prohibited except by will or by the laws of descent and distribution. Following any transfer, options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of paragraphs 6(d), 6(g), 10 and 11 the term “optionee” shall be deemed to refer to the transferee. The events of termination of service of paragraph 6(f), shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, and all other references to employment or service, termination of service, life or death of the optionee, shall continue to be applied with respect to the original optionee.

(f) Termination of Service or Death.

(i) Unless otherwise provided at the time of grant, in the event of termination of the optionee’s service with the Company or a parent or subsidiary corporation of the Company for any reason other than because of normal retirement, early retirement, physical disability or death, the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination of service, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

(ii) Unless otherwise provided at the time of grant, in the event of termination of the optionee’s service with the Company or a parent or subsidiary corporation of the Company as a result of the optionee’s normal retirement, any option granted to the optionee less than one year prior to the date of such termination of service shall immediately terminate, and any option granted to the optionee at least one year prior to the date of such termination of service may be exercised by the optionee free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of four years after the date of such termination of service, whichever is the shorter period. For purposes of this paragraph 6(f), “normal retirement” means a termination of service that occurs at a time when (A) the optionee’s age is at least 60 years, and (B) the optionee has at least five full years of employment or service with the Company or a parent or subsidiary corporation of the Company.

(iii) Unless otherwise provided at the time of grant, in the event of termination of the optionee’s service with the Company or a parent or subsidiary corporation of the Company terminates as a result of the optionee’s early retirement, any option granted to the optionee less than one year prior to the date of such termination of service shall immediately terminate, and any option granted to the optionee at least one year prior to the date of such termination of service may be exercised by the optionee in the amounts and according to the schedule specified in the option agreement with no forfeiture of any portion of the option resulting from such termination of service, except that the option may not be exercised after the earlier of the expiration date of the option or the expiration of four years after the date of such termination of service. For purposes of this paragraph 6(f), “early retirement” means a termination of service that occurs at a time when (A) the optionee’s age is at least 55 years and less than 60 years, and (B) the optionee has at least five full years of employment or service with the Company or a parent or subsidiary corporation of the Company.

(iv) Unless otherwise provided at the time of grant, in the event of termination of the optionee’s service with the Company or a parent or subsidiary corporation of the Company because the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code), the option

NIKE, INC.•2015 Notice of Annual Meeting 54

EXHIBIT B

may be exercised by the optionee free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of four years after the date of such termination, whichever is the shorter period.

(v) Unless otherwise provided at the time of grant, in the event of the death of the optionee while in the employ or service of the Company or a parent or subsidiary corporation of the Company, the option may be exercised free of the limitations on the amount that may be purchased in any one year specified in the option agreement at any time prior to the expiration date of the option or the expiration of four years after the date of such death, whichever is the shorter period, but only by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(vi) The Committee, at the time of grant or at any time thereafter, may extend the three-month and four-year expiration periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Committee may determine.

(vii) To the extent that the option of any deceased optionee or of any optionee whose service terminates is not exercised within the applicable period, all further rights to purchase Shares pursuant to such option shall cease and terminate.

(g) Purchase of Shares. Unless the Committee determines otherwise, Shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice from the optionee of the optionee’s intention to exercise, specifying the number of Shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the Shares for investment and not with a view to distribution. Unless the Committee determines otherwise, on or before the date specified for completion of the purchase of Shares pursuant to an option, the optionee must have paid the Company the full purchase price of such Shares in cash or with the consent of the Committee, in whole or in part, in Class B Common Stock of the Company valued at fair market value, or by having the Company withhold shares of Class B Common Stock of the Company that would otherwise be issued on exercise of the option that have an aggregate fair market value equal to the aggregate purchase price of the Shares being purchased under the option. The fair market value of Class B Common Stock of the Company provided in payment of the purchase price shall be the closing price of the Class B Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal or such other reported value of the Class B Common Stock of the Company as shall be specified by the Committee, on the date the option is exercised, or if such date is not a trading day, then on the immediately preceding trading day. No Shares shall be issued until full payment therefor has been made. With the consent of the Committee, an optionee may request the Company to apply automatically the Shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Committee, an optionee may satisfy the minimum statutory withholding obligation, in whole or in part, by having the Company withhold from the Shares to be issued upon the exercise that number of Shares that would satisfy the withholding amount due or by delivering Class B Common Stock of the Company to the Company to satisfy the withholding amount.

(h) No Repricing. Except for actions approved by the shareholders of the Company or adjustments made pursuant to paragraph 10, the option price for an outstanding option granted under the Plan may not be decreased after the date of grant nor may the Company grant a new option or pay any cash or other consideration (including another award under the Plan) in exchange for any outstanding option granted under the Plan at a time when the option price of the outstanding option exceeds the fair market value of the Shares covered by the option.

7. Stock Awards, Including Restricted Stock and Restricted Stock Units. The Committee may grant Shares as stock awards under the Plan (“Stock Awards”). Stock Awards shall be subject to the terms, conditions, and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability and forfeiture of the Shares awarded, together with such other restrictions as may be determined by the Committee. Stock Awards subject to restrictions may be either restricted stock awards under which Shares are issued immediately upon grant subject to forfeiture if vesting conditions are not satisfied, or restricted stock unit awards under which Shares are not issued until after vesting conditions are satisfied. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms,

NIKE, INC.•2015 Notice of Annual Meeting 55

EXHIBIT B

conditions, restrictions, representations and warranties required by the Committee. The certificates representing the Shares awarded shall bear any legends required by the Committee. The Company may require any recipient of a Stock Award to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Committee, a recipient may satisfy the minimum statutory withholding obligation, in whole or in part, by having the Company withhold from the awarded Shares that number of Shares that would satisfy the withholding amount due or by delivering Class B Common Stock of the Company to the Company to satisfy the withholding amount.

8. Performance-Based Awards. The Committee may grant awards denominated in Shares intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be subject to the following terms and conditions:

(a) Award Period. The Committee shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

(b) Performance Targets and Payment. The Committee shall establish in writing objectives (“Performance Targets”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Targets for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, net income before taxes, operating income, earnings before interest and taxes, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges, as determined by the Committee at the time of establishing a Performance Target. The Committee shall also establish the number of Shares to be issued under a Performance-Based Award if the Performance Targets are met or exceeded, including the fixing of a maximum number of Shares (subject to paragraph 2(d)(ii)). The Committee may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Targets. Some or all of the Shares subject to a Performance-Based Award may be issued at the time of the award as restricted Shares subject to forfeiture in whole or in part if Performance Targets or, if applicable, other restrictions are not satisfied.

(c) Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Targets. If the Performance Targets are not met, no payment shall be made under a Performance-Based Award. If the Performance Targets are met or exceeded, the Committee shall certify that fact in writing and certify the number of Shares earned under the terms of the Performance-Based Award.

(d) Tax Withholding. The Company may require any recipient of a Performance-Based Award to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary, subject to applicable law. With the consent of the Committee, a recipient may satisfy the minimum statutory withholding obligation, in whole or in part, by having the Company withhold from the awarded Shares that number of Shares that would satisfy the withholding amount due or by delivering Class B Common Stock of the Company to the Company to satisfy the withholding amount.

9. Stock Appreciation Rights.

(a) Grant. Stock appreciation rights may be granted under the Plan by the Committee, subject to such rules, terms, and conditions as the Committee prescribes.

(b) Exercise.

(i) A stock appreciation right shall be exercisable only at the time or times established by the Committee, except that no stock appreciation right shall be exercisable after the expiration of 10 years from the date it is granted. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation

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EXHIBIT B

right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the option relates terminates.

(ii) The Committee may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted before adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

(iii) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class B Common Stock of the Company over its fair market value on the date of grant or such higher amount as the Committee may determine (or, in the case of a stock appreciation right granted in connection with an option, the option price per Share under the option to which the stock appreciation right relates), multiplied by the number of Shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Shares valued at fair market value, in cash, or partly in Shares and partly in cash, all as determined by the Committee.

(iv) For purposes of this paragraph 9, the fair market value of the Class B Common Stock of the Company on the date a stock appreciation right is exercised shall be the closing price of the Class B Common Stock of the Company as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal, or such other reported value of the Class B Common Stock of the Company as shall be specified by the Committee, on the date the stock appreciation right is exercised, or if such date is not a trading day, then on the immediately preceding trading day.

(v) No fractional Shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash shall be paid in an amount equal to the value of the fractional share.

(vi) Each stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or county of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder; provided, however, that a stock appreciation right not granted in connection with an Incentive Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

(vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Committee a participant may satisfy the minimum statutory obligation, in whole or in part, by having the Company withhold from any Shares to be issued upon the exercise that number of Shares that would satisfy the withholding amount due or by delivering Class B Common Stock of the Company to the Company to satisfy the withholding amount.

(c) No Repricing. Except for actions approved by the shareholders of the Company or adjustments made pursuant to paragraph 10, the grant price for an outstanding stock appreciation right granted under the Plan may not be decreased after the date of grant nor may the Company grant a new stock appreciation right or pay any cash or other consideration (including another award under the Plan) in exchange for any outstanding stock appreciation right granted under the Plan at a time when the grant price of the outstanding stock appreciation right exceeds the fair market value of the Shares covered by the stock appreciation right.

10. Changes in Capital Structure. If the outstanding shares of Class B Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares, dividend payable in shares, or large nonrecurring cash dividend, the authorization limits under paragraphs 2(a), 2(c), 2(d)(i) and 2(d)(ii) shall be adjusted proportionately. In addition, the number and kind of shares subject to outstanding awards, and the exercise price of outstanding options and stock appreciation rights shall be adjusted, to the end that the recipient’s proportionate interest is maintained as before the occurrence of such event. The Committee may also require that any securities issued in respect of or exchanged for Shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any adjustments made pursuant to this paragraph 10 shall be conclusive.

NIKE, INC.•2015 Notice of Annual Meeting 57

EXHIBIT B

11. Sale of the Company; Change in Control.

(a) Sale of the Company. Unless otherwise provided at the time of grant, if during the term of an option, stock appreciation right or restricted stock unit award, there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which outstanding Shares are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:

(i) the option, stock appreciation right or restricted stock unit award shall be converted into an option, stock appreciation right or restricted stock unit award to acquire stock of the surviving or acquiring corporation in the applicable transaction for a total purchase price equal to the total price applicable to the unexercised portion of the option, stock appreciation right or restricted stock unit award, and with the amount and type of shares subject thereto and exercise price per share thereof to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by holders of Shares following the applicable transaction, and disregarding fractional shares; or

(ii) all unissued Shares subject to restricted stock unit awards shall be issued immediately prior to the consummation of such transaction, all options and stock appreciation rights will become exercisable for 100 percent of the Shares subject to the option or stock appreciation right effective as of the consummation of such transaction, and the Committee shall approve some arrangement by which holders of options and stock appreciation rights shall have a reasonable opportunity to exercise all such options and stock appreciation rights effective as of the consummation of such transaction or otherwise realize the value of these awards, as determined by the Committee. Any option or stock appreciation right that is not exercised in accordance with procedures approved by the Committee shall terminate.

(b) Change in Control. Unless otherwise provided at the time of grant, if paragraph 11(a)(ii) does not apply, all options and stock appreciation rights granted under the Plan shall become exercisable in full for a remaining term extending until the earlier of the expiration date of the applicable option or stock appreciation right or the expiration of four years after the date of termination of service, and all Stock Awards shall become fully vested, if a Change in Control occurs and at any time after the earlier of Shareholder Approval (as defined below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (i) the award holder’s service is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the award holder’s service is terminated by the award holder for Good Reason (as defined below).

(i) For purposes of the Plan, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(A) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;

(B) At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50 percent of the then outstanding Class A Common Stock of the Company;

(C) At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing 30 percent or more of the combined voting power of the then outstanding Voting Securities;

(D) A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50 percent of the combined voting power of the outstanding Voting

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EXHIBIT B

Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(E) A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(ii) For purposes of the Plan, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.

(iii) For purposes of this Plan, “Cause” shall mean (A) the willful and continued failure to perform substantially the award holder’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the award holder by the Company which specifically identifies the manner in which the Company believes that the award holder has not substantially performed the award holder’s duties, or (B) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, shall be considered “willful” if the award holder reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company.

(iv) For purposes of the Plan, “Good Reason” shall mean (A) the assignment of a different title, job or responsibilities that results in a decrease in the level of responsibility of the award holder after Shareholder Approval, if applicable, or the Change in Control when compared to the award holder’s level of responsibility for the Company’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the award holder continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the award holder had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company, (B) a reduction in the award holder’s base pay as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control, (C) a material reduction in the total package of benefits available to the award holder under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control, or (D) the award holder is required to be based more than 50 miles from where the award holder’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the award holder undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control.

12. Corporate Mergers, Acquisitions, etc. The Committee may also grant options, stock appreciation rights and Stock Awards under the Plan having terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights or Stock Awards issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a parent or subsidiary corporation of the Company is a party.

13. Clawback Policy. Unless otherwise provided at the time of grant, all awards under the Plan shall be subject to (a) any applicable securities, tax and stock exchange laws, rules and regulations relating to the recoupment or clawback of incentive compensation, (b) the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect at the time of grant, (c) such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee, and (d) any clawback or recoupment provisions set forth in the agreement evidencing the award.

14. Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(f), 9, 10 and 11, however, no change in an award already granted shall be made without the written consent of the holder of such award.

15. Approvals. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange or trading system on which the Company’s shares may then be listed or admitted for trading, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Class B Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

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EXHIBIT B

16. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (a) confer upon any participant any right to be continued in the employment of or service with the Company or any parent or subsidiary corporation of the Company or interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company by whom such participant is employed or to whom such participant is providing services to terminate such participant’s employment or service at any time, for any reason, with or without cause, or to increase or decrease such participant’s compensation or benefits, or (b) confer upon any person engaged by the Company any right to be employed or retained by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

17. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Shares until the date of issue to the recipient of a stock certificate for such Shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

18. Choice of Law and Venue. The Plan, all awards granted thereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon. For purposes of litigating any dispute that arises under the Plan, all awards granted thereunder and all determinations made and actions taken pursuant thereto, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed.

NIKE, INC.•2015 Notice of Annual Meeting 60

ANNUAL
MEETING
AND
PROXY STATEMENT
September 17, 2015
Beaverton, Oregon

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 15, 2015.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote for FOR Proposals 2, 3, 4, 5 and 7, and a vote AGAINST Proposal 6.

1.	Class A director nominees: To elect a Board of Directors for the ensuing year.									»
		For	Withhold		For	Withhold		For	Withhold
	01 - Elizabeth J. Comstock	☐	☐	02 - John G. Connors	☐	☐	03 - Timothy D. Cook	☐	☐
	04 - John J. Donahoe II	☐	☐	05 - Philip H. Knight	☐	☐	06 - Travis A. Knight	☐	☐
	07 - Mark G. Parker	☐	☐	08 - Johnathan A. Rodgers	☐	☐	09 - John R. Thompson, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To amend the Articles of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
4.	To re-approve the Executive Performance Sharing Plan as amended.	☐	☐	☐	5.	To approve the amended and restated Stock Incentive Plan.	☐	☐	☐
6.	To consider a shareholder proposal regarding political contributions disclosure.	☐	☐	☐	7.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
8.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information
2015 Annual Meeting of Shareholders
for Shareholders as of July 20, 2015
September 17, 2015
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions:

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on SW Jenkins Road, right on SW Jay Street, and then take the second right on SW Burlington Drive into Lot 3 (1343 SW Burlington Drive). Due to construction on the NIKE campus, a shuttle will be provided to the Tiger Woods Conference Center. Shareholders should allow an extra 10 minutes for the shuttle service. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE property.

Ç IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ç

NIKE, INC.

CLASS A COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2015 MEETING OF SHAREHOLDERS
SEPTEMBER 17, 2015
The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 17, 2015, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3, 4, 5, AND 7, AND AGAINST PROPOSAL 6. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 17, 2015.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote for FOR Proposals 2, 3, 4, 5 and 7, and a vote AGAINST Proposal 6.

1.	Class B director nominees: To elect a Board of Directors for the ensuing year.									»
		For	Withhold		For	Withhold		For	Withhold
	01 - Alan B. Graf, Jr.	☐	☐	02 - John C. Lechleiter	☐	☐	03 - Michelle A. Peluso	☐	☐
	04 - Phyllis M. Wise	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To amend the Articles of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
4.	To re-approve the Executive Performance Sharing Plan as amended.	☐	☐	☐	5.	To approve the amended and restated Stock Incentive Plan.	☐	☐	☐
6.	To consider a shareholder proposal regarding political contributions disclosure.	☐	☐	☐	7.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
8.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information
2015 Annual Meeting of Shareholders
for Shareholders as of July 20, 2015
September 17, 2015
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions:

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on SW Jenkins Road, right on SW Jay Street, and then take the second right on SW Burlington Drive into Lot 3 (1343 SW Burlington Drive). Due to construction on the NIKE campus, a shuttle will be provided to the Tiger Woods Conference Center. Shareholders should allow an extra 10 minutes for the shuttle service. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE property.

Ç IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ç

NIKE, INC.

CLASS B COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2015 MEETING OF SHAREHOLDERS
SEPTEMBER 17, 2015
The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 17, 2015, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3, 4, 5, AND 7, AND AGAINST PROPOSAL 6. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.